Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

dated as of February 21, 2014

by and among

CARDIONET, LLC,

BIOTELEMETRY, INC.,

BRAEMAR MANUFACTURING, LLC,

CARDIOCORE LAB, LLC,

ECG SCANNING & MEDICAL SERVICES LLC,

HEARTCARE CORPORATION OF AMERICA, INC.,

MEDNET HEALTHCARE TECHNOLOGIES, INC.,

UNIVERSAL MEDICAL, INC., AND

UNIVERSAL MEDICAL LABORATORY, INC.

each as Borrower, and collectively as Borrowers,

and

THE BANCORP BANK,

as Administrative Agent and as a Lender,

and

THE ADDITIONAL LENDERS

FROM TIME TO TIME PARTY HERETO

i

(continued)

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v

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of February 21, 2014 by and among CARDIONET, LLC, a Delaware limited liability company, BIOTELEMETRY, INC., a Delaware corporation, BRAEMAR MANUFACTURING, LLC, a Delaware limited liability company, CARDIOCORE LAB, LLC, a Delaware limited liability company, ECG SCANNING & MEDICAL SERVICES LLC, a Delaware limited liability company, HEARTCARE CORPORATION OF AMERICA, INC., New Jersey corporation, MEDNET HEALTHCARE TECHNOLOGIES, INC., a New Jersey corporation, UNIVERSAL MEDICAL, INC., a New Jersey corporation, UNIVERSAL MEDICAL LABORATORY, INC., a New Jersey corporation, and any additional borrower that may hereafter be added to this Agreement (each individually as a “Borrower”, and collectively as “Borrowers”), THE BANCORP BANK, a Delaware state chartered banking company, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

Borrowers have requested that Lenders make available to Borrowers the financing facilities as described herein.  Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agent agree as follows:

ARTICLE 1- DEFINITIONS

Section 1.1                                   Certain Defined Terms.  The following terms have the following meanings:

“2008 MedNet Credit Agreement” means that certain Loan Agreement dated June 19, 2008 between Bancorp and MedNet, as amended from time to time, which provides for, without limitation, (i) that certain Secured Term Loan-A to MedNet from Bancorp in the original principal amount not to exceed Eight Million Dollars ($8,000,000.00), (ii) that certain Secured Working Capital Line of Credit Loan to MedNet from Bancorp in the maximum principal amount of Two Million Dollars ($2,000,000.00); (iii) that certain Secured Term Loan to MedNet from Bancorp in the original principal amount of One Million Dollars ($1,000,000.00); (iv) that certain Secured Non-Revolving Line of Credit Loan to MedNet from Bancorp in the original principal amount of One Million Dollars ($1,000,000.00); (v) that certain Secured Term Loan to MedNet from Bancorp in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00); and (vi) that certain Secured Term Loan to MedNet from Bancorp in the original principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00).

“2012 CardioNet Credit Agreement” means that certain Credit and Security Agreement dated as of August 29, 2012 among MidCap Financial, LLC and Cardionet, Inc., Biotel Inc., Braemar, Inc., CardioCore Lab, Inc. and others (predecessors-in-interest to CardioNet, LLC, BioTelemetry, Inc., Braemar Manufacturing, LLC, and CardioCore Lab, LLC), as amended, restated, supplemented or otherwise modified from time to time, including without limitation all Consent Agreements thereto,

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Agent” means Bancorp, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of Bancorp in such capacity.

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles).  As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset.

“Bancorp” means The Bancorp Bank, and its successors and assigns.

“Bancorp Collateral” means Collateral, subject to the rights of MidCap Agent under the 2012 CardioNet Credit Agreement and the Intercreditor Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Base Rate” means the per annum rate of interest announced, from time to time, within Wells Fargo Bank, N.A. (“Wells Fargo”) at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

“Borrower” and “Borrowers” mean the entity(ies) described in the first paragraph of this Agreement and each of their successors and permitted assigns.

“Borrower Representative” means BioTelemetry, Inc., in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent, which consent shall not be unreasonably withheld.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC and New York City are authorized by law to close.

“cardioCORE” means cardioCORE Lab, LLC, a Delaware limited liability company, a successor by conversion to CardioCORE Lab, Inc., a Delaware corporation.

“CardioNet” means CardioNet, LLC, a Delaware limited liability company, a successor by conversion to CardioNet, Inc., a Delaware corporation, a successor by merger to Agility Centralized Research Services, Inc., a Minnesota corporation, and BioTel, Inc. a Minnesota corporation, and successor by merger to BioTelemetry Merger Sub, Inc., a Delaware corporation.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change in Control” means any of the following events:  (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of any Borrower (or other securities convertible into such voting stock) representing more than 50% of the combined voting power of all voting stock of any Borrower or (b) CardioNet ceases to own, directly or indirectly, 100% of the capital stock of any of its Subsidiaries; or (c) BioTelemetry, Inc. ceases to own, directly or indirectly, 100% of the membership interests in its Subsidiaries; or (c) the occurrence of a “Change of Control”, “Change in Control”, or terms of similar import under any document or instrument governing or relating to Debt of or equity in any Borrower.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Closing Date” means the date of this Agreement.

“CMS” means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration), and any successor Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto, and for the avoidance of doubt, specifically excluding any Excluded Property.

“Commitment Annex” means Annex A to this Agreement.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of “parent” Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person:  (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) [RESERVED]; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Credit Party” means any guarantor or surety under a Guarantee of the Obligations or any part thereof, any Borrower and any other Person (other than Agent, a Lender or a participant of a Lender), whether now existing or hereafter acquired or formed, that becomes obligated as a borrower, guarantor, surety, indemnitor, pledgor, assignor or other obligor under any Financing Document; and “Credit Parties” means all such Persons, collectively.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the ordinary course of business for a company operating in Borrowers’ industry, (d) all capital leases of such Person, (e) all non-

contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (i) all Debt of others Guaranteed by such Person, (j) off-balance sheet liabilities of such Person, (k) obligations arising under non-compete agreements, and (l) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the ordinary course of business.  Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, MidCap Agent, any Borrower and each financial institution in which such Borrower maintains a Deposit Account, which agreement provides that (a) such financial institution shall comply with instructions originated by MidCap Agent and/or Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower, and (b) such financial institution shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of usual and customary service fees and returned items for which MidCap Agent and/or Agent has been given value, in each such case expressly consented to by MidCap Agent and/or Agent, and containing such other terms and conditions as Agent may require, including providing that such financial institution shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account or such other accounts as may be designated by MidCap Agent and Agent all funds received or deposited into such Lockbox or Lockbox Account.

“Deposit Account Restriction Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, MidCap Agent, a Borrower and each bank in which such Borrower maintains a Deposit Account and into which Deposit Account proceeds of Accounts from Governmental Account Debtors are paid directly by the Governmental Account Debtor, and which agreement provides that (a) such bank shall not enter into an agreement with respect to such Deposit Account pursuant to which the bank agrees to comply with instructions originated by any Person, other than the Borrower that owns the Deposit Account, directing disposition of the funds in such Deposit Account, and (b) such bank shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of usual and customary service fees and returned items for which MidCap Agent and/or Agent has been given value, in each such case expressly consented to by MidCap Agent and/or Agent, and containing such other terms and conditions as Agent may require, including as to any such agreement pertaining to any Lockbox Account, providing that such bank shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account and/or a Lockbox Account subject to a Deposit Account Control Agreement (as MidCap Agent and/or Agent shall elect and direct at the time such agreement is signed) all funds received or deposited into such Lockbox Account and associated Lockbox unless the applicable Borrower shall otherwise instruct the bank in writing, subject to the limitations set forth in the Deposit Account Restriction Agreement and the other Financing Documents.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, of any Person (the “Applicable Person”)  for any applicable fiscal measurement period, (i) net income (or loss) for such fiscal measurement period, but excluding:  (a) the income (or loss) of any Person in which the Applicable Person or any of its Subsidiaries has an ownership interest unless received by Applicable Person in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of the Applicable Person or is merged into or consolidated with the Applicable Person, plus (ii) any provision for (or minus any benefit from) income and franchise taxes deducted in the determination of net income for such fiscal measurement period, plus (iii) interest expense, net of interest income, deducted in the determination of net income for such fiscal measurement period, (iv) expenses related to non-cash incentive compensation plans, and (v)  amortization and depreciation deducted in the determination of net income for such fiscal measurement period, in each case under clauses (i) through (v) calculated in accordance with GAAP for such Applicable Person and its Subsidiaries (if any) on a consolidated basis.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of any Borrower or any other Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Property” has the meaning set forth on Schedule 9.1.

“Financing Documents” means this Agreement, any Notes, the Security Documents, any subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software (as any of the foregoing terms may be defined in Article 9 of the UCC).

“Governmental Account Debtor” means any Account Debtor that is a Governmental Authority, including, without limitation, Medicare and Medicaid.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or becoming a surety for any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Credit Party that has executed or delivered, or shall in the future execute or deliver, any Guarantee of any portion of the Obligations.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any

Environmental Law, including:  (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCB’s”), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, procurement, development, manufacture, production, analysis, dispensing, importation, exportation, use, handling, quality, or promotion of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act and similar state and foreign laws, controlled substances laws, pharmacy laws, or consumer product safety laws, and all Laws pertaining to patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), (b) TRICARE, (c) HIPAA, (d) Medicare, (e) Medicaid, (f) the Patient Protection and Affordable Care Act (P.L. 111-1468), (g) The Health Care and Education Reconciliation Act of 2010 (P.L. 111-152), (h) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies, (i) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued, and (j) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (j) as may be amended from time to time.

“Healthcare Permit” means a Permit (a) issued or required under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries, (b) issued by any Person from which any Borrower has, as of the Closing Date, received an accreditation, and/or (c) issued or required under Healthcare Laws applicable to the ownership or operation of any business location of a Borrower.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof between MidCap Agent and Bancorp, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Interest Reset Date” means March 1, 2019.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise), making or holding Debt, securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance.  “Laws” includes, without limitation, Healthcare Laws and Environmental Laws.

“Lender” means each of (a) Bancorp, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset.  For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loan Borrowing” means a borrowing of a Loan.

“Loan Outstandings” means, at any time of calculation, (a) the then existing aggregate outstanding principal amount of Loans, and (b) when used with reference to any single Lender, the then existing outstanding principal amount of Loans advanced by such Lender.

“Loans” has the meaning set forth in Section 2.1(b).

“Lockbox” has the meaning set forth in Section 2.11.

“Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid.

“Lockbox Bank” has the meaning set forth in Section 2.11.

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business, properties of the Credit Parties taken as a whole, (ii) the rights and remedies of Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations when due under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, (iv) the existence, perfection or priority of any security interest granted in any Financing Document, (v) the value of any material Collateral, (vi) the use or scope of any Healthcare Permits; or (vii) the continued participation by any Credit Party in the Medicare programs or in the Medicaid program of any state in which participation by such Credit Party in the Medicaid program is required as a condition for such Credit Party to otherwise conduct its business in the ordinary course of business in such state; or (b) any final settlement of the Pending CID or any other settlement of a dispute shall be entered into by Borrowers, or any determination/judgment with respect to the Pending CID shall be entered by any court or other applicable Governmental Authority of competent jurisdiction, which such settlement or determination/judgment shall, in any such case, require any payment(s) by Borrowers (whether as a settlement payment, fine, penalty, civil judgment or otherwise) or impose other non-monetary penalties or restrictions on Borrowers, which in any such case, are determined by Agent in its Permitted Discretion to be reasonably likely to cause any Borrower to be unable to perform any of its obligations when due (including without limitation any Obligations under any Financing Document) or to result in the occurrence of any Event of Default.

“Material Contracts” has the meaning set forth in Section 3.17.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“MedNet” means MedNet Healthcare Technologies, Inc., a New Jersey corporation.

“MedNet Acquisition” means the acquisition on or about January 31, 2014 by CardioNet from Frank Movizzo of all of the issued and outstanding capital stock of MedNet, Heartcare Corporation of America, Inc., Universal Medical, Inc. and Universal Medical Laboratory, Inc.

“MedNet Litigation” means the Civil Action No. 12-cv-2517 filed in the United States District Court for the Eastern District of Pennsylvania by CardioNet and Braemar Manufacturing, LLC against Mednet Healthcare Technologies, Inc., Heartcare Corporation of America, Inc., Universal Medical, Inc. and Universal Medical Laboratory, Inc.

“MidCap 2014 Joinder and Amendment” means that certain Assumption and Joinder Agreement and Amendment to Credit Agreement dated on or about the date hereof among Borrowers and MidCap Agent, substantially in the form approved by Agent.

“MidCap Agent” means “MidCap Funding IV, LLC, a Delaware limited liability company, as successor by assignment to MidCap Financial, LLC, acting as “Agent” under the 2012 CardioNet Credit Agreement, or any subsequent successors or assigns in such capacity.

“MidCap Collateral” means Collateral as provided under the 2012 CardioNet Credit Agreement, subject to the rights of Bancorp hereunder and under the Intercreditor Agreement.

“MidCap Credit Documents” means, collectively, the 2012 MidCap Credit Agreement, the MidCap 2014 Joinder and Amendment and all other loan documents, security documents, promissory notes and similar documents executed and/or delivered in connection with the 2012 MidCap Credit Agreement, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“MidCap Creditors” means, collectively, the MidCap Agent and the financial institutions and other Persons party to the MidCap Credit Documents as “Lender”, and shall include all successors an assigns of each such Person in such capacities.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Notes” has the meaning set forth in Section 2.3.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, fees, obligations for costs and expense and indemnity obligations, whether or not allowable or allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operative Documents” means the Financing Documents, Subordinated Debt Documents, and any documents effecting any purchase or sale or other transaction that is closing contemporaneously with the closing of the financing under this Agreement.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pending CID” means the Civil Investigative Demand issued by the United States Department of Justice, Western District of Washington (“DOJ WD Washington”) on August 25, 2011 stating that the DOJ WD Washington is in the course of an investigation regarding Borrowers’ use of certain diagnostic codes when submitting claims for reimbursement to Medicare for the Borrowers’ real time, outpatient cardiac monitoring services for the period from January 1, 2007 forward, as well as such investigation described in such Civil Investigative Demand, and any and all Litigation and governmental proceedings arising therefrom.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals of a Credit Party required under all applicable Laws and required for such Credit Party in order to carry on its business as now conducted, including, without limitation, Healthcare Permits.

“Permitted Acquisition” means any acquisition or purchase by (a) any Borrower (or any Subsidiary of a Borrower formed for the purposes of such acquisition or purchase) of substantially all of the assets of any Person organized under the laws of the United States or any state or commonwealth of the United States, or of any discrete line of business or business unit or asset group of any such domestic Person (as to any such acquisition or purchase, the “Target”), which assets are located in the United States or (b) any Borrower (or any Subsidiary of a Borrower formed for the purposes of such acquisition or purchase) of 100% of the capital stock and/or other equity interests of any kind of any Target, so long as all Subsidiaries of Target (if any) are Persons organized under the laws of the United States or any state or commonwealth of the United States, in each case, to the extent that each of the following conditions shall have been fully complied with and satisfied as to such transaction:

(i)            at least ten (10) Business Days prior to the consummation of such proposed transaction, the Borrowers shall have (A) notified Agent in writing of such proposed transaction (setting forth in reasonable detail the terms and conditions of such Acquisition) and, (B) delivered to Agent: (x) the following historical and pro forma financial statements: (1) a pro forma income statement for the Target (or of the applicable line of business or business unit or asset group of Target) for the trailing twelve month fiscal measurement period ending as of the most recently ended month for which financial statements of the Target are available, which shall reflect that the EBITDA of the Target and any Subsidiaries of Target (or of the applicable line of business or business unit or asset group of Target) for the twelve month fiscal measurement period ending with the most recently ended month for which financial statements of the Target are available is greater than zero, (2) audited annual financial statements for the Target and any Subsidiaries of Target for the most recently ended fiscal year of the Target (unless such transaction shall take place in the first fiscal quarter of Target’s fiscal year, in which case audited annual financial statement for the Target for the year proceeding the most recently ended fiscal year of the Target shall be provided); provided that, in any case where no such audited annual financial statements have historically been prepared for such Target and its Subsidiaries in the ordinary course of business of Target and its Subsidiaries, Agent may in its sole discretion elect to accept annual financial statements for such Target and its Subsidiaries as prepared by the management of such Target as satisfying the requirements of this clause (2), (3) a balance sheet for Target and any Subsidiaries of Target (or of the applicable line of business or business unit or asset group of Target) as of the last day of the most recently ended month for which financial statements of the Target are available, (4) a pro forma projected income statement for Borrowers’ and their Consolidated Subsidiaries (prepared on a pro forma basis giving effect to the closing and consummation of such proposed transaction) for the twelve month fiscal period beginning with the first full month following the proposed closing date for the proposed transaction and (5) such other historical, pro forma and/or projected financial information and financial statements regarding Target and any Subsidiaries of Target (or of the applicable line of business or business unit or asset group of Target) and/or Borrowers’ and their Consolidated Subsidiaries (prepared on a pro forma basis giving effect to the closing and consummation of such proposed transaction) as Agent shall request, all of which such historical, pro forma and/or projected financial information and financial statements described in the foregoing subclauses (1) through (5) shall be reasonably acceptable to Agent,  and (y) copies of such other agreements, instruments and other documents and such information as Agent reasonably shall request;

(ii)           no later than the date such proposed transaction shall close and be consummated, Borrowers shall have delivered to Agent copies, certified by the Borrower Representative, of the final purchase agreement, merger agreement or other similar primary acquisition agreement complete with all schedules and exhibits thereto, and all material related documents be executed and delivered in connection with the execution and delivery of such acquisition agreement, all of the foregoing executed and delivered by all parties thereto,

(iii)          both immediately prior to and also after giving effect to the closing and consummation on such proposed transaction, no Default or Event of Default shall have occurred and be continuing or would occur

(iv)          [RESERVED];

(v)           both immediately prior to and also after giving effect to the closing and consummation on such proposed transaction, (A) the representations and warranties of each Credit Party contained in the Financing Documents that are subject to materiality or Material Adverse Effect qualifications shall be true, correct and complete in all respects on and as of such date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date, and (B) the representations and warranties of each Credit Party contained in the Financing Documents that are not subject to materiality or Material Adverse Effect qualifications shall be true, correct and complete in all material respects on and as of such date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date (and for purposes of this clause (iv), if applicable the Target shall be deemed to be one of the Borrowers and to have made the representation required to be made by Borrowers in the Financing Documents);

(vi)          contemporaneously with the closing and consummation on such proposed transaction, Borrowers (and any applicable Subsidiary), and if applicable, Target (and any Subsidiaries of Target), shall execute and deliver the agreements, instruments and other documents, and shall take any and all actions, required by Section 4.11 of this Agreement and all requirements of such Section 4.11 (and Section 5.6 of this Agreement, if applicable) shall have been fulfilled;

(vii)         such proposed transaction shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(viii)        the total consideration paid or payable (including without limitation, all transaction costs, assumed Debt and liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such proposed transaction and the maximum amount of all purchase price adjustments) for (x) all Permitted Acquisitions consummated during the term of this Agreement shall not exceed $4,000,000, and (y) each such Permitted Acquisition shall not exceed $2,000,000; and

(ix)          review of the acquisition documents described in clauses (i) and (ii), receipt of all material required regulatory and third party approvals and, if reasonably requested by Agent, receipt of environmental assessments, and review of lien searches and other searches of the type described in Section 7.3 with respect to the Target as necessary to satisfy the requirements of Section 4.11 and/or to establish Borrowers’ compliance with the provisions of Section 5.2 of this Agreement, with all of the foregoing to be satisfactory to Agent.

Any payment by any Borrower of any portion of the purchase price for any proposed Permitted Acquisition as provided for in the purchase agreement, merger agreement or other similar primary acquisition agreement for such transaction shall be deemed to be a representation and warranty by Borrowers as of the date of such closing and consummation that all of the terms and conditions of this definition have been satisfied and complied with respect to such transaction as of such date and that such transaction constitutes a Permitted Acquisition hereunder.

“Permitted Affiliate” means with respect to any Person (a) any Person that directly or indirectly controls such Person, and (b) any Person which is controlled by or is under common control with such controlling Person.  As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote eighty percent (80%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Permitted Asset Dispositions” means the following Asset Dispositions, provided, however, that at the time of such Asset Disposition, no Default or Event of Default exists or would result from such Asset Disposition:  (a) dispositions of Inventory in the ordinary course of business and not pursuant to any bulk sale, (b) dispositions of furniture, fixtures and equipment in the ordinary course of business for fair market value, (c) dispositions of Intellectual Property of a Credit Party or any of its Subsidiaries so long as such Intellectual Property is not included in the Collateral and the loss of ownership of such Intellectual Property could not reasonably be expected to  have an adverse and material effect on any business of any Credit Party, (d) Asset Dispositions by a Credit Party to another Credit Party or from a Subsidiary to a Credit Party, (e) other Asset Dispositions (not including any Asset Disposition with respect to any Accounts of any Credit Party) in an aggregate amount not to exceed $500,000 per fiscal year for all such Asset Dispositions by all Credit Parties, (f) in connection with the repurchase of capital stock issued to employees, the cancellation of notes issued by such employees in connection with the purchase by such employees of such capital stock (so long as no cash was advanced to any such employee in connection with such note and such purchase in excess of the amount of cash paid by such employee for such purchase), (g) the termination, surrender or sublease of any real property lease of a Credit Party in the ordinary course of business so long as the loss of such leased location a business location of Credit Parties could not reasonably be expected to  have an adverse and material effect on any business of any Credit Party, and (h) dispositions approved by Agent in its sole discretion.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ and its Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrowers have given prior written notice to Agent of a Borrower’s or its Subsidiary’s intent to so contest the obligation; (d)  the Collateral or any part thereof or interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers or its Subsidiaries; (e) Borrowers have given Agent notice of the commencement of such contest and upon the reasonable request by Agent, from time to time, notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition; and (f) upon a final, non-appealable determination of such contest, Borrowers and its Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means (a) Contingent Obligations arising in respect of the Debt under the Financing Documents; (b) Contingent Obligations resulting from endorsements for collection or deposit in the ordinary course of business; (c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other change in terms); (d) Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $200,000 in the aggregate at any time outstanding; (f) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies; (g) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6; (h) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (i) Contingent Obligations incurred in connection with and as permitted under the 2012 CardioNet Credit Agreement and (j) other Contingent Obligations not permitted by clauses (a) through (i) above, not to exceed $1,000,000 in the aggregate at any time outstanding.

“Permitted Debt” means:  (a) Borrowers’ and its Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Financing Documents; (b) Debt incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (c) purchase money Debt not to exceed $1,000,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the ordinary course of business and secured only by such equipment; (d) Debt existing on the date of this Agreement and described on Schedule 5.1; (e) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (f) Debt in the form of insurance premiums financed through the applicable insurance company; (g) trade accounts payable arising and paid on a timely basis and in the ordinary course of business; (h) Subordinated Debt, (i) refinancing of Debt referred to in clauses (c) and (d) so long as:  (A) the terms and conditions of such refinancing (taken as a whole) are not, as determined by the Agent in its Permitted Discretion, materially more onerous to the Credit Parties taken as a whole than the terms and conditions of the Debt being refinanced, (B) such refinancing does not result in an increase in the principal amount of the Debt so refinanced (other than with respect to capitalization of interest, costs, and fees), (C) such refinancing does not result in a shortening of the average weighted maturity of the Debt so refinanced, (D) if the Debt that is refinanced was subordinated in right of payment to any of the Obligations, then the terms and conditions of the refinancing must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the refinanced Debt , and (E) the refinancing is non-recourse to any Credit Party other than any Credit Party which was obligated with respect to the Debt that was refinanced, (j) Debt owing from one Credit Party to another Credit Party, (k) guarantees by a Credit Party of the obligations of any other Credit Party arising pursuant to a lease or license by such Credit Party, as the case may be, of real or personal property in the ordinary course of business of such Credit Party (not including any guarantee of Debt other than any Debt permitted under clause (c) of this definition); provided, that, the person issuing such guarantee is permitted hereunder to incur directly the obligation that is being guaranteed; (l) any Debt which is a Permitted Contingent Obligation, (m) unsecured Debt of a Credit Party arising after the date hereof to reimburse the issuer of a bond issued in each case in the ordinary course of business required for: (x) the performance of tenders, bids, leases, trade contracts (other than for the repayment of Debt), statutory obligations, and other similar obligations and (y) an appeal, stay or discharge in the course of legal proceedings involving such Credit Party, (n) Debt incurred by any Credit Party constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business and not supporting Debt for borrowed money, including letters of credit in respect of workers’ compensation laws, unemployment insurance laws or similar legislation, or other Debt with respect to reimbursement type obligations regarding workers’ compensation laws, unemployment insurance laws or similar legislation so long as the total of the aggregate amount of the reimbursement obligations (contingent or matured) under all such Debt and (without duplication) the aggregate maximum undrawn amount available for drawing under all such acceptances and letters of credit shall not exceed $1,000,000 at any one time, (o) other unsecured Debt in an aggregate principal amount not to exceed $1,000,000 at any one time and (p) all Debt incurred in connection with and as permitted under the 2012 CardioNet Credit Agreement, but only to the extent the aggregate outstanding principal balance thereunder does not exceed $20,000,000.

“Permitted Discretion” means, as to any Agent or Lender, a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment exercised in accordance with generally applicable practices of such Agent or Lender for transactions of the type provided for in this Agreement.

“Permitted Distributions” means the following Restricted Distributions:  (a) dividends by any Subsidiary of any Borrower to such parent Borrower; (b) dividends payable solely in common stock; and (c) payments by BioTelemetry, Inc. to purchase, redeem, retire or acquire shares of its capital stock in an aggregate amount not to exceed $500,000 in any fiscal year if, and only to the extent that, at the time of any such payment, no Default or Event of Default has occurred and is continuing and no Default or Event of Default would result from the making of such payment.

“Permitted Investments” means:  (a) Investments shown on Schedule 5.7 and existing on the Closing Date; (b) cash equivalents, and (ii) any similar short term Investments permitted by Borrowers’ and its Subsidiaries’ investment policies, as amended from time to time, provided, however, that such investment policy (and any such amendment thereto) has been approved in writing by Agent (such approval not to be unreasonably withheld, conditioned or delayed) (but further provided that, Borrowers’ investment policies as provided to Agent as of the Closing Date and attached hereto as part of Schedule 5.7 is hereby so approved by Agent); (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors (or other governing body), but the aggregate of all such loans outstanding may not exceed $100,000 at any time; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers; (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided, however, that this subpart (f) shall not apply to Investments of Borrowers in any Subsidiary; (g) Investments consisting of Deposit Accounts in which Agent has received a Deposit Account Control Agreement; (h) Investments by any Borrower in any other Borrower made in compliance with Section 4.11(c); (i) other Investments in an amount not exceeding $500,000 in the aggregate, (j) guarantees constituting Permitted Debt, (k) an Investment by any Credit Party in Swap Contracts permitted hereunder, and (l) Investments received in connection with a bankruptcy or reorganization of customers and suppliers.

“Permitted Liens” means:  (a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to a Borrower’s or its Subsidiary’s employees, if any; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral arising in the ordinary course of business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral, arising in connection with court proceedings that do not constitute an Event of Default; (f) with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, materially impair the use or operation of the Collateral for the use currently being made thereof or materially impair Borrowers’ ability to pay the Obligations in a timely manner or materially impair the use of the Collateral or the ordinary conduct of the business of any Borrower or any Subsidiary and which, in the case of any real estate which is part of the Collateral, are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Agent insuring the lien of the Security Documents; (g) Liens and encumbrances in favor of Agent under the Financing Documents; (h) Liens on Collateral existing on the date hereof and set forth on Schedule 5.2; (i) any Lien on any equipment securing Debt permitted under subpart (c) of the definition of Permitted Debt, provided, however, that such Lien attaches concurrently with or within twenty (20) days after the acquisition thereof, (j) the right to setoff against pledges and deposits of cash of any Credit Party in the ordinary course of business with any financial institution at which a deposit account of such Credit Party is maintained to secure obligations of such Credit Party to such financial institution in connection with such deposit account and the cash management services provided by such financial institution (but no other obligations to such financial institution including without limitation obligations for borrowed Debt) for which such deposit account is used consistent with the current practices of such Credit Party as of the date hereof, (k) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Credit Party located on the premises of such Credit Party (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business of such Credit Party and the precautionary UCC financing statement filings in respect thereof, (l) Liens incurred by any Credit Party in connection with the cash collateralization of letters of credit and bankers’ acceptances to the extent such letters of credit and bankers’ acceptances constitute Permitted Debt, and (m) Liens on assets of Borrowers and any Guarantors in favor of MidCap Agent in connection with the 2012 CardioNet Credit Agreement, but only to the extent such Liens are subject to the terms of the Intercreditor Agreement.

“Permitted Modifications” means (a) such amendments or other modifications to a Borrower’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within forty-five (45) days after such amendments or modifications have become effective, and (b) such amendments or modifications to a Borrower’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Borrower or Subsidiary or involving a reorganization of a Borrower or Subsidiary under the laws of a different jurisdiction or a conversion or reorganization of a Borrower or Subsidiary as a different type of legal entity) that would not materially and adversely affect the rights and interests of the Agent or Lenders and fully disclosed to Agent within forty-five (45) days after such amendments or modifications have become effective.  Notwithstanding anything to the contrary contained in the foregoing, a conversion of each of MedNet, Heartcare Corporation of America, Inc., Universal Medical, Inc. and Universal Medical Laboratory, Inc. from a New Jersey corporation to a New Jersey limited liability company at any time after the Closing Date shall be a Permitted Modification if and only on the conditions that (i) Borrowers shall provide at least ten (10) Business Days prior written notice of its intention to make such conversion, (ii) such written notice shall include copies of the proposed Organizational Documents for the converted limited liability company, which such proposed Organizational Documents shall be reasonably acceptable to Agent and shall, at a minimum, include provisions consistent with the requirements of clause (ii) of Section 5(l) of the Pledge Agreement executed on the Closing Date by CardioNet, LLC in favor of Agent (“Pledge Agreement”), (iii) Borrowers shall not consummate such conversion unless Agent shall have confirmed that Agent shall have taken all steps deemed necessary by Agent to continue the perfection and priority of its Liens in the assets of the converted limited liability company and (iv) immediately upon such conversion, (x) CardioNet, LLC. shall deliver to Agent certificates (together with appropriate instruments of transfer executed in blank) representing the membership/equity interests of the converted limited liability company, together with a Pledge Supplement and amended schedules to the Pledge Agreement, (y) the converted limited liability company and the other Borrowers shall deliver to Agent an executed amended and restated Note, and (z) the converted limited liability company shall deliver to Agent an executed reaffirmation of this Agreement and the other Financing Documents in form and substance satisfactory to Agent together with any other documents, instruments or legal opinions reasonably requested by Agent in connection with such conversion and reaffirmation transactions.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Pledge Agreements” means those certain Pledge Agreements dated as of the date hereof in favor of Lender (a) by BioTelemetry, Inc. with respect to its interests in CardioNet, cardioCORE and Braemer Manufacturing, LLC, and (b) by CardioNet with respect to its interests in MedNet Healthcare Technologies, Inc., Heartcare Corporation of America, Inc., Universal Medical, Inc. and Universal Medical Laboratory, Inc.

“Pledged Entities” means CardioNet, cardioCORE and Braemer Manufacturing, LLC, MedNet Healthcare Technologies, Inc., Heartcare Corporation of America, Inc., Universal Medical, Inc. and Universal Medical Laboratory, Inc.

“Pro Rata Share” means with respect to any Lender, the percentage obtained by dividing (i)  such Lender’s then existing Loan Outstandings, by (ii) the then existing Loan Outstandings of all Lenders.

“Required Lenders” means at any time Lenders holding sixty-six and two thirds percent (66 2/3%) or more of the then aggregate outstanding principal balance of the Loans.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of the applicable Borrower reasonably acceptable to Agent.

“Restricted Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower (other than (A) payments of salaries to individuals, (B) directors fees, and (C) advances and reimbursements to employees or directors, all in the ordinary course of business), an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower, (d) any lease or rental payments to an Affiliate or Subsidiary of a Borrower, or (e) repayments of or debt service on loans or other indebtedness held by any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower, an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness. Lender

“SEC” means the United States Securities and Exchange Commission.

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower.

“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, any applicable Borrower and each securities intermediary in which such Borrower maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.

“Security Document” means this Agreement, the Pledge Agreements and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Settlement Date” has the meaning set forth in Section 11.13(a).

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its Permitted Discretion, and subject to a Subordination Agreement.  As of the Closing Date, there is no Subordinated Debt.

“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its Permitted Discretion.  As of the Closing Date, there are no Subordinated Debt Documents.

“Subordination Agreement” means any agreement between Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by Borrower to provide protection against fluctuations in interest or currency exchange rates, but only if Agent provides its prior written consent to the entry into such “swap agreement”.

“Taxes” has the meaning set forth in Section 2.8.

“Termination Date” means the earlier to occur of (a) March 1, 2024, (b) any date on which Agent accelerates the maturity of the Loans pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.

“Third Party Payor” means Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment and reimbursement programs, sponsored by a Third Party Payor, in which a Borrower participates.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et. seq), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“UCC” means the Uniform Commercial Code of the Commonwealth of Pennsylvania or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” means the United States of America.

“WSJP Rate” means the prime rate published in the “Money Rates” section of The Wall Street Journal or its successor or the highest prime rate if more than one is published, as such rate may change from time to time, as determined by Agent as of the Interest Reset Date.  In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans bearing interest based upon the WSJP Rate or to continue such funding or maintaining, or to determine or charge interest rates at the WSJP Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (a) in the case of any outstanding Loans of such Lender bearing interest based upon the WSJP Rate, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Loans, and interest upon such Lender’s Loans thereafter shall accrue interest at Base Rate, and (b) such Loans shall continue to accrue interest at Base Rate until such Lender determines that it would no longer be unlawful or impractical to maintain such Loans at the WSJP Rate.

Section 1.2                                   Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date.  If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, the Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP

(subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein.

Section 1.3                                   Other Definitional and Interpretive Provisions.  References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”.  Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.  Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.  References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.  References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States.  References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. References to capitalized terms that are not defined herein (including on any Schedule hereto), but are defined in the UCC, shall have the meanings given them in the UCC.  All references herein to times of day shall be references to daylight or standard time, as applicable.

Section 1.4                                   Time is of the Essence.  Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

ARTICLE 2- LOANS

Section 2.1                                   Loans.

(a)                                 [RESERVED]

(b)                                 Loans and Borrowings.  On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a “Loan”, and collectively, “Loans”) as follows: (i) $8,588,871.29, to be deemed funded on the Closing Date in order to repay the outstanding obligations under the 2008 MedNet Credit Agreement, (ii) $81,136.00, to be funded upon request of a Borrower in connection with a letter of credit required under a lease to a Borrower, and (iii) $1,159,992.71, to be funded on the Closing Date and/or upon request of a Borrower for working capital needs.  The funding of the working capital component, to the extent not fully funded on the Closing Date, is conditioned on there being no Event of Default at the time of funding and on the submission to Agent of such documentation as Lender shall reasonably deem necessary in connection therewith.

(i)                                     Mandatory Loan Repayments and Prepayments.

(A)                               On the Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount then outstanding of each Loan, together with accrued and unpaid Obligations pertaining thereto.

(B)                               Commencing on April 1, 2014, and continuing on the first day of each calendar month through March 1, 2019, Borrowers shall make monthly payments of principal in the amount of $37,500 and interest based on the amount accruing the previous month under Section 2.2(a) below.

(C)                               Commencing on April 1, 2019, and continuing on the first day of each calendar month through the Termination Date, Borrowers shall make monthly payments of principal in the amount of $75,000 and interest based on the amount accruing the previous month under Section 2.2(a) below.

(ii)                                  Optional Prepayments.  Borrowers may from time to time prepay the Loans in whole or in part; provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000.

Section 2.2                                   Interest, Interest Calculations and Certain Fees.

(a)                                 Interest.  From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest (i) before the Interest Reset Date at an annual rate of interest equal to a fixed rate of three and one-quarter (3.25%) percent, and (ii) from and after the Interest Reset Date, at an annual rate of interest equal to the greater of (A) a fixed rate of three and one-quarter (3.25%) percent or (B) the WSJP Rate.  Interest on the Loans shall be paid in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise.  Interest on all other Obligations shall be payable upon demand.

(b)                                 Audit Fees.  Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers; provided that, notwithstanding anything to the contrary contained in the foregoing, Borrower shall not be obligated to pay such reasonable fees and expenses of Agent described in this Section 2.2(b) except that (x) in the event that, at any time, there is a Material Adverse Effect (an “Audit Triggering Event”), Borrower shall be obligated to pay such reasonable fees and expenses of Agent described in this Section 2.2(b) with respect to any such audits, inspections, valuations and appraisals conducted by Agent at any time following the occurrence of any such Audit Triggering Event  and (y) Borrower shall be obligated to pay such reasonable fees and expenses of Agent described in this Section 2.2(b) with respect to any such audits, inspections, valuations and appraisals conducted by Agent at any time when a Default or Event of Default shall have occurred and remains outstanding; and further provided that, nothing contained in the foregoing proviso shall limit the ability of Agent to conduct any such audits, inspections, valuations and appraisals from time to time at its own expense for so long as no Default  or Event of Default shall then exist in an amount up to two (2) valuations and appraisals per calendar year.

(c)                                  Wire Fees.   Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent’s then current wire fee schedule (available upon written request of the Borrowers).

(d)                                 Late Charges.  If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to five percent (5.0%) of each delinquent payment.

(e)                                  Computation of Interest and Related Fees.  All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding of a Loan shall be included in the calculation of interest.  The date of payment of a Loan shall be excluded from the calculation of interest.  If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

Section 2.3                                   Notes.  The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Loan Commitment Amount.

Section 2.4                                   [RESERVED]

Section 2.5                                   [RESERVED]

Section 2.6                                   General Provisions Regarding Payment; Loan Account.

(a)                                 All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all reasonable fees, out-of-pocket expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto).  Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.

(b)                                 Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document.  Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement).  Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7                                   Maximum Interest.  In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the Commonwealth of Pennsylvania or of any other applicable jurisdiction.  Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.  In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers.  In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8                                   Taxes; Capital Adequacy.

(a)                                 All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Agent’s or any Lender’s net income by the jurisdictions under which Agent or such Lender is organized or conducts business (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder) (all non-excluded items being called “Taxes”).  If any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrowers will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required.  If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Agent or such Lender first made written demand therefor.

(b)                                 If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers shall indemnify Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure.

(c)                                  Each Lender that (i) is organized under the laws of a jurisdiction other than the United States, and (ii)(A) is a party hereto on the Closing Date or (B) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrowers and Agent one or more (as Borrowers or Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes.  Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law.

(d)                                 If any Lender shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.

(e)                                  If any Lender requires compensation under Section 2.8(d), or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion).  Borrowers hereby agree to pay all reasonable costs and out-of-pocket expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.9                                   Appointment of Borrower Representative.  Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Financing Documents.  Borrower Representative hereby accepts such appointment.  Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions.  The proceeds of each Loan made hereunder shall be advanced to or at the direction of Borrower Representative and if not used by Borrower Representative in its business (for the purposes provided in this Agreement) shall be deemed to be immediately advanced by Borrower Representative to the appropriate other Borrower hereunder as an intercompany loan (collectively, “Intercompany Loans”).  All collections of each Borrower in respect of Accounts and other proceeds of Collateral of such Borrower received by Agent and applied to the Obligations shall also be deemed to be repayments of the Intercompany Loans owing by such Borrower to Borrower Representative.  Borrowers shall maintain accurate books and records with respect to all Intercompany Loans and all repayments thereof.  Agent and each Lender may regard any notice or other communication pursuant to any Financing Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Representative on behalf of such Borrower or all Borrowers.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 2.10                            Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.

(a)                                 Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein.  Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement.  Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons.  Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.  In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together.  By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.

(b)                                 Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below).  Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly.  For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c)                                  Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by each Borrower.  Without limitations of the foregoing, with respect to the Obligations, each Borrower hereby makes and adopts each of the agreements and waivers set forth in each Guarantee, the same being incorporated hereby by reference.  Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers.  All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its sole discretion, without affecting the validity or enforceability of the Obligations of the other Borrower.

(d)                                 Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the

Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(e)                                  The Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance.  Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property.  The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations have been indefeasibly paid and satisfied in full.  As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral.  As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to zero through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.

Section 2.11                            Collections and Lockbox Account.

(a)                                 Borrowers shall maintain one or more lockboxes (each, a “Lockbox”) with a United States depository institution designated from time to time by the Borrower Representative and reasonably acceptable to Agent (the “Lockbox Bank”), subject to the provisions of the 2012 CardioNet Credit Agreement, the Intercreditor Agreement and this Agreement, and, subject to the provisions of Section 7.4 hereof below, shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockboxes as Agent may require.  Borrowers shall ensure that all collections of Accounts (other than Accounts for which the Account Debtor is a Governmental Account Debtor) are paid directly from Account Debtors (i) into the Lockbox for deposit into the Lockbox Account, and/or (ii) directly into the Lockbox Account; provided, however, unless Agent shall otherwise direct by written notice to Borrowers, Borrowers shall be permitted to cause Account Debtors who are individuals to pay Accounts directly to Borrowers, which Borrowers shall then deposit into the applicable Lockbox Account.

(b)                                 Borrowers shall establish and maintain one or more additional lockboxes (also herein referred to collectively in the singular as the “Lockbox”) and related Lockbox Accounts with the Lockbox Bank for the receipt and collection of Accounts from Governmental Account Debtors, subject to the provisions of the 2012 CardioNet Credit Agreement, the Intercreditor Agreement and this Agreement, and, subject to the provisions of Section 7.4 hereof below, shall execute with the Lockbox Bank a Deposit Account Restriction Agreement and such other agreements related to such Lockbox as Agent may require.  A separate Lockbox shall be established for each Borrower that is a licensed provider under the Medicaid or Medicare programs, if applicable.  Borrowers shall ensure that all collections of Accounts due from Governmental Account Debtors are paid directly from such Account Debtors into the Lockbox and/or Lockbox Account established pursuant to this subsection, and all funds deposited into such Lockbox Account, shall be transferred via an automatic intrabank transfer prior to Noon (Eastern time) on each Business Day into such Borrower’s Lockbox Account established pursuant to subsection (a) above.

(c)                                  Agent shall initially permit funds deposited and transferred into the various Lockbox Accounts to be transferred to the applicable Borrower’s operating account (as identified on Schedule 5.14 attached hereto, each, an “Operating Account”); provided, however, that at such time that Agent, acting on a determination made by Agent in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment, notifies Borrower Representative in writing that a designated portion or all collections of Accounts shall be directed to the Payment Account (a “Sweep Notice”), all amounts (or such designated portion thereof) deposited and transferred into the various Lockbox Accounts shall thereafter be transferred by one or more wire transfers to the Payment Account by the close of each Business Day; and provided, further, that Borrower shall provide any notices or instructions to Lockbox Bank requested by Agent to effect such transfer.

(d)                                 Notwithstanding anything in any Deposit Account Restriction Agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox, the Lockbox Account, and that Agent shall have no liability therefor.  Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and out-of-pocket expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any Deposit Account Restriction Agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising solely from Agent’s gross negligence or willful misconduct.

(e)                                  Subject to the Intercreditor Agreement, Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section to reduce the outstanding Loans in such order of application as Agent shall elect.  If, as the result of collections of Accounts pursuant to the terms and conditions of this Section, a credit balance exists with respect to the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but Agent shall transfer such funds into an account designated by Borrower Representative for so long as no Event of Default exists.

(f)                                   Subject to the Intercreditor Agreement, to the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the applicable Lockbox or Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to applicable Lockbox or Lockbox Account.  No such funds received by any Borrower shall be commingled with other funds of the Borrowers.

(g)                                  Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox or Lockbox Accounts or if any Borrower fails to promptly deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required.  Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder and subject to the Intercreditor Agreement, Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.

(h)                                 Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (x) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral, (y) withdraw any amounts from any Lockbox Account, or (z) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts.  Borrowers shall, and shall cause each Credit Party to, cooperate with Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts.  If more than five percent (5%) of the collections of Accounts received by Borrowers during any given fifteen (15) day period is not identified or reconciled to the most recent accounts receivable aging delivered by Borrowers to Agent pursuant to Section 4.1 hereof to the reasonable satisfaction of Agent within ten (10) Business Days of receipt, Agent shall not be obligated to make further advances under this Agreement until such amount is identified or is reconciled to the reasonable satisfaction of Agent, as the case may be.  In addition, if any such amount cannot be identified or reconciled to the reasonable satisfaction of Agent, Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Agent’s own staff shall be in accordance with Agent’s then prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.

(i)                                     If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent’s officers (without requiring any of them to do so) and subject to the Intercreditor Agreement, direct any Account Debtor to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.

(j)                                    Notwithstanding anything herein to the contrary and for the avoidance of doubt, the Agent and Lenders acknowledge and agree that (i) the requirements of this Section 2.l1 shall at all times be subject to the terms and conditions of the 2012 MidCap Credit Agreement, the MidCap 2014 Joinder and Amendment and the Intercreditor Agreement and (ii) the provisions of the foregoing clauses (c) and (e) shall not have any force or effect until the ABL Obligations Payment Date (as defined in the Intercreditor Agreement) occurs.

Section 2.12                            Termination; Restriction on Termination.

(a)                                 Termination by Lenders.  In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

(b)                                 Termination by Borrowers.  Upon at least thirty (30) days’ prior written notice to Agent and Lenders, Borrowers may, at its option, terminate this Agreement.  Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice.  Borrowers may elect to terminate this Agreement in its entirety only.  No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c)                                  Effectiveness of Termination.  All of the Obligations shall be immediately due and payable upon the Termination Date.  All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds.  Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

ARTICLE 3- REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:

Section 3.1                                   Existence and Power.  Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.1, no Credit Party (a) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (b) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2                                   Organization and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority (other than the filing of UCC financing statements and other registrations of Lines in favor of the Agent pursuant to the Financing Documents, and except as such have been obtained) and do not violate, conflict with or cause a breach or a default under (a) any Law applicable to any Credit Party or any of the Organizational Documents of any Credit Party, or (b) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect.

Section 3.3                                   Binding Effect.  Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4                                   Capitalization.  The authorized equity securities of each of the Credit Parties as of the Closing Date are as set forth on Schedule 3.4.  All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable Laws.  The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 3.4 (provided that, in the case of BioTelemetry, Inc., such Schedule 3.4 shall set forth the identity and fully-diluted ownership of only those Person that identified as the holders of its equity securities in its Schedule 14A Proxy Statement filed most recently with the SEC).  No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date.  Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5                                   Financial Information.  All information delivered to Agent and pertaining to the financial condition of any Credit Party fairly presents the financial position of such Credit Party as of such date in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures).  Since December 31, 2012, there has been no development, event, act, condition or occurrence of any nature that has occurred that has had or could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6                                   Litigation.  Except for the Pending CID and other Litigation (if any) as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation pending against, or to such Borrower’s knowledge threatened in writing against or affecting, any Credit Party or, to such Borrower’s knowledge, any party to any Operative Document other than a Credit Party.  There is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.

Section 3.7                                   Ownership of Property.  Each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.

Section 3.8                                   No Default.  No Event of Default, or to such Borrower’s knowledge, Default, has occurred and is continuing.  No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9                                   Labor Matters.    As of the Closing Date, there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened (in writing with respect to any such disputes other than strikes) against any Credit Party.  Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.  All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be.  The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10                            Regulated Entities.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11                            Margin Regulations.  None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12                            Compliance With Laws; Anti-Terrorism Laws.

(a)                                 Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b)                                 None of the Credit Parties nor any of their Subsidiaries (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person.  No Credit Party nor any of their Subsidiaries or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13                            Taxes.  All federal, state and local tax returns, tax reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all material Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.  Except to the extent subject to a Permitted Contest, all material state and local sales and use Taxes required to be paid by each Credit Party have been paid.  All federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14                            Compliance with ERISA.

(a)                                 Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects.  Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA

Plan which may be relied on currently.  No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b)                                 Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Borrower and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein.  During the thirty-six (36) month period prior to the Closing Date or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty.  No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan.  All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits  or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15                            Consummation of Operative Documents; Brokers.   Except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16                            Related Transactions.  All transactions contemplated by the Operative Documents to be consummated on or prior to the date hereof have been so consummated (including, without limitation, the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to Agent, and in compliance with all applicable Law, except for such Laws the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.17                            Material Contracts.  Except for the Operative Documents and the other agreements set forth on Schedule 3.17, as of the Closing Date there are no (a) employment agreements covering the management of any Credit Party, (b) collective bargaining agreements or other similar labor agreements covering any employees of any Credit Party, (c) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (d) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), (f) vendor or supply agreements or similar agreements to which any Credit Party is a party and pursuant to which any one or more of the Credit Parties purchases goods or services from a third party, (g) third party billing arrangements and other customer contracts to which any Credit Party is a party, in each case with respect to the preceding clauses (a) through (f) requiring payment by Credit Parties of more than $500,000 in any year (excluding, in the case of any such contract or agreement described in clause (e), any such contract or agreement that can be terminated by the applicable Credit Parties without cause on no more than 30 days notice and without payment of any penalty or termination fee or payment of any guaranteed payments or “take or pay” payments or any similar payment of amounts that would otherwise be payable by such Credit Parties under such contract or agreement in the absence of any such termination) and in each case with respect to the preceding clause (g) providing for (or expected to provide for) revenues to Credit Parties of more than $500,000 in any year, (h) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party, or (i) any other agreements or instruments to which any Credit Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect (all of such contracts and agreements of Borrowers of the type described in the foregoing clauses (a) through (i), collectively with the Operative Documents, the “Material Contracts”).  Schedule 3.17 sets forth, with respect to each real estate lease agreement to which any Borrower is a party (as a lessee) as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental).  The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.18                            Compliance with Environmental Requirements; No Hazardous Materials.  Except in each case as set forth on Schedule 3.18:

(a)                                 no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Borrower’s knowledge, threatened in writing by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and

(b)                                 to the knowledge of each Borrower, no property now owned or leased by any Credit Party and, and no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.

Section 3.19                            Intellectual Property.  Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party.  All Intellectual Property existing as of the Closing Date which is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any Intellectual Property with any such United States or foreign Governmental Authority) and all licenses under which any Borrower is the licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 3.19, and upon any acquisition or creation by any Credit Party of, or filing by any Credit Party of any application for the registration of any such registered Intellectual Property or license for the use of any such registered Intellectual Property (or application therefor), Borrowers shall promptly (but in any event not later than the delivery by Borrowers of the next quarterly Compliance Certificate required pursuant to Section 4.1 above) deliver notice of such acquisition, creation, filing or license to Agent.  Such Schedule 3.19 indicates in each case whether such registered Intellectual Property (or application therefore) is owned or licensed by such Credit Party, and in the case of any such licensed registered Intellectual Property (or application therefore), lists the name and address of the licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed and whether or not such license is an exclusive license.  All registered Intellectual Property of each Credit Party is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To such Borrower’s knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

Section 3.20                            Solvency.  After giving effect to the Loan advances and the liabilities and obligations of each Borrower under the Operative Documents, each Borrower and each additional Credit Party is Solvent.

Section 3.21                            Full Disclosure.  None of the written information (financial or otherwise) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  All financial projections delivered to Agent and the Lenders by Borrowers (or their agents) have been prepared on the basis of the assumptions stated therein.  Such projections represent each Borrower’s good faith estimate of such Borrower’s future financial performance and such assumptions are believed by such Borrower to be fair and reasonable in light of current business conditions ; provided, however, that Borrowers can give no assurance that such projections will be attained.

Section 3.22                            Subsidiaries.  Borrowers do not own any stock, partnership interests, limited liability company interests or other equity securities except for Permitted Investments and except as set forth on Schedule 3.4.

ARTICLE 4- AFFIRMATIVE COVENANTS

Each Borrower agrees that, so long as any portion of the Loans is outstanding:

Section 4.1                                   Financial Statements and Other Reports.  Each Borrower will deliver to Agent:  (a) as soon as available, but no later than thirty days (30) days after the last day of each fiscal month that is not also the last month in a fiscal quarter, a company prepared consolidated balance sheet and income statement covering Borrowers’ and their Consolidated Subsidiaries’ consolidated operations during the period, prepared under GAAP, consistently applied, certified by a Responsible Officer of Borrower Representative and in a form acceptable to Agent, together with a Compliance Certificate as evidence that no Event of Default has occurred, (b) as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, a company prepared consolidated balance sheet, cash flow and income statement covering Borrowers’ and their Consolidated Subsidiaries’ consolidated operations during the period, prepared under GAAP, consistently applied, certified by a Responsible Officer of Borrower

Representative and in a form acceptable to Agent, together with a Compliance Certificate as evidence that no Event of Default has occurred; (c) together with the financial reporting package described in (b) above, evidence of payment and satisfaction of all payroll, withholding and similar taxes due and owing by all Borrowers with respect to the payroll period(s) occurring during such fiscal quarter; (d) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion, together with a Compliance Certificate as evidence that no Event of Default has occurred; (e) within five (5) days of delivery or filing thereof, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by Borrower with any stock exchange on which any securities of any Borrower are traded and/or the SEC; (f) a prompt (and in any event within five (5) Business Days)  report of any legal actions pending or threatened in writing against any Borrower or any of its Subsidiaries that could result in damages or costs to any Borrower or any of its Subsidiaries of One Million Dollars ($1,000,000) or more; (g) prompt (and in any event within three (3) Business Days) written notice of an event that materially and adversely affects the ability of Borrowers to use any Intellectual Property owned and/or licensed by Borrowers as necessary for the operation of the businesses of Borrowers as they are conducted on the Closing Date; and (h) budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Borrowers, their business and the Collateral as Agent may from time to time reasonably request.  Promptly (any in any event within ten (10) Business Days) upon their becoming available, Borrowers shall deliver to Agent copies of all Material Contracts.

Section 4.2                                   Payment and Performance of Obligations.  Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and owing in respect of material Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3                                   Maintenance of Existence.  Each Borrower will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

Section 4.4                                   Maintenance of Property; Insurance.

(a)                                 Each Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)                                 Upon completion of any Permitted Contest, Borrowers shall, and will cause each Subsidiary to, promptly pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any .

(c)                                  As long as reasonably available within the insurance marketplace, each Borrower will maintain (i) casualty insurance on all real and personal property on an all risks basis, covering the repair and replacement cost of all such property and coverage, business interruption and rent loss (if applicable) coverages with extended period of indemnity (for the period reasonably required by Agent from time to time) and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage) , and (iii) such other insurance coverage in such amounts and with respect to such risks as Agent may reasonably request from time to time, it being understood that the insurance reflected on Schedule 4.4 (subject to the provisions of item #5 on Schedule 7.4) is acceptable to the Agent and so long as the Borrowers maintain such coverage (with the same or with similarly qualified carriers), no additional insurance will be required by Agent; provided, however, that in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications materially inferior to, any of the insurance or carriers in existence as of the Closing Date, as evidenced by the insurance certificates attached hereto as Schedule 4.4.  All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.

(d)                                 As reasonably available within the insurance marketplace, on or prior to the Closing Date, and at all times thereafter, each Borrower will cause Agent to be named as an additional insured, assignee and lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements issued by the insurers issuing such policies in form and substance acceptable to Agent, which such endorsements shall, at a minimum, include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds named in such endorsements and all rights of subrogation against all loss payees and additional insureds named in such endorsements, and that if all or any part of such policy is canceled, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee named in such endorsements and that no cancellation in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee named in such endorsements of written notice thereof, except for ten (10) days for non-payment of premium.  Borrowers shall deliver to Agent and the Lenders (i) on the Closing Date, a certificate from Borrowers’ insurance broker dated such date showing the amount of coverage as of such date, and endorsements as described in the preceding sentence with respect to each applicable insurance policy, (ii) on an annual basis, and upon the request of any Lender through Agent from time to time, full information as to the insurance carried, (iii) within five (5) days of receipt of notice of cancellation from any insurer, a copy of any notice of cancellation from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation of coverage by any Borrower, and (v) at least one (1) Business Days prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required.

(e)                                  In the event any Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Collateral.  This insurance may, but need not, protect such Borrower’s interests.  The coverage purchased by Agent may not pay any claim made by such Borrower or any claim that is made against such Borrower in connection with the Collateral.  Such Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Borrower has obtained insurance as required by this Agreement.  If Agent purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance such Borrower is able to obtain on its own.

Section 4.5                                   Compliance with Laws and Material Contracts.  Each Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any material portion of the Collateral; provided that, notwithstanding anything to the contrary in this clause (b), it shall not be deemed a breach of this clause (b) to the extent that any such Lien results on any material portion of the Collateral to the extent that the obligations secured by such Liens, together with any obligations for taxes or governmental charges of the type described in clause (d) of the definition of Permitted Liens secured by Liens on Accounts also described in clause (d) of the definition of Permitted Liens, shall not exceed $50,000 outstanding at any one time but only if and to the extent that such Liens on Collateral are junior in priority to the Liens of Agent on such Collateral..

Section 4.6                                   Inspection of Property, Books and Records.  Each Borrower will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of the Borrowers (but only to the extent of Borrowers’ obligations for such costs pursuant to Section 2.2(b) above), representatives of Agent and of any Lender to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrowers and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired.  In the absence of a Default or an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Borrower or any applicable Subsidiary commercially reasonable prior notice of such exercise.  No notice shall be required during the existence and continuance of any Default or Event of Default or any time during which Agent reasonably believes a Default or Event of Default exists.

Section 4.7                                   Use of Proceeds.  Borrowers shall use the proceeds of Loans solely for (a) transaction fees incurred in connection with the Financing Documents and the refinancing on the Closing Date of Debt, (b) to support a letter of credit required under a lease to a Borrower, and (c) for working capital needs of Borrowers and their Subsidiaries.  No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use.

Section 4.8                                   Estoppel Certificates.  After written request by Agent, Borrowers, within fifteen (15) days and at their expense, will furnish Agent with a statement, duly acknowledged and certified, setting forth (a) the amount of the original principal amount of the Notes, and the unpaid principal amount of the Notes, (b) the rate of interest of the Notes, (c) the date payments of interest and/or principal were last paid, (d) any offsets or defenses to the payment of the Obligations, and if any are alleged, the nature thereof, (e) that the Notes and this Agreement have not been modified or if modified, giving particulars of such modification, and (f) that there has occurred and is then continuing no Default or if such Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default.  After written request by Agent, Borrowers, within fifteen (15) days and at their expense, will furnish Agent with a certificate, signed by a Responsible Officer of Borrowers, updating all of the representations and warranties contained in this Agreement and the other Financing Documents and certifying that all of the representations and warranties contained in this Agreement and the other Financing Documents, as updated pursuant to such certificate, are true, accurate and complete in all material respects as of the date of such certificate.

Section 4.9                                   Notices of Litigation and Defaults.  Borrowers will give prompt written notice (and in any event within three (3) Business Days) to Agent (a) of (I) any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document and (II) without limiting the generality of the preceding clause (I), any and all written correspondence sent or received by Borrowers and/or their legal to or from any Governmental Authority and/or its legal counsel in connection with the Pending CID or in connection with any further civil investigative demand proceeds or investigation regarding Borrowers’ use of diagnostic codes for Medicare billings commenced or pursued by any Governmental Authority (including the DOJ WD Washington) that is outside of the scope of the Pending CID (which notice shall include a copy of such correspondence), (b) upon any Borrower becoming aware of the existence of any Default or Event of Default, (c) if any Credit Party is in breach or default under or with respect to any Material Contract, or if any Credit Party is in breach or default under or with respect to any other contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect, (d) of any strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened (in writing in the case of disputes other than strikes) against any Credit Party, (e) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Credit Party that could reasonably be expected to have a Material Adverse Effect, or if there is any claim by any other Person that any Credit Party in the conduct of its business is infringing on the Intellectual Property Rights of others, and (f) of all returns, recoveries, disputes and claims that involve more than $500,000.  Borrowers represent and warrant that Schedule 4.9 sets forth a complete list of all matters existing as of the Closing Date for which notice could be required under this Section.

Section 4.10                            Hazardous Materials; Remediation.  If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws.  Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.

Section 4.11                            Further Assurances.

(a)                                 Each Borrower will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Borrowers to be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to repay the Obligations; providing that, notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, no Subsidiary of any Borrower that is incorporated, formed or organized under the laws of any jurisdiction outside of the United States shall be required to become obligated (as a Borrower, a Guarantor or otherwise) for the repayment of the Obligations.

(b)                                 Upon receipt of an affidavit of an officer of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c)                                  Upon the formation or acquisition of a new Subsidiary, including as a result of the closing and consummation of any Permitted Acquisition, Borrowers shall (i) pledge, have pledged or cause or have caused to be pledged to the Agent pursuant to a pledge agreement in form and substance satisfactory to the Agent, all (subject only to the limitations set forth in the final paragraph of Schedule 9.1) of the outstanding shares of equity interests or other equity interests of such new Subsidiary owned directly or indirectly by any Borrower, along with undated stock or equivalent powers for such certificates, executed in blank; (ii) except in the case of (x) any Subsidiary of any Borrower that is incorporated, formed or organized under the laws of any jurisdiction outside of the United States or (y) any other Subsidiary with respect to which Agent shall agree otherwise in writing in its sole discretion, cause the new Subsidiary to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of the Agent in order to grant the Agent, acting on behalf of the Lenders, a first priority Lien on all real and personal property of such Subsidiary in existence as of such date and in all after acquired property, which first priority Liens are required to be granted pursuant to this Agreement (and, in all cases (including the case of any Subsidiary described in the exceptions set forth at the beginning of this clause (ii)), Agent shall have received all lien searches and other searches of the type described in Section 7.3 hereof, the results of which shall be consistent with the requirements of this clause (ii)  (taking such exceptions into account) and the representations, warranties and covenants applicable to Credit Parties under this Agreement and the other Financing Agreement); (iii)  except in the case of (x) any Subsidiary of any Borrower that is incorporated, formed or organized under the laws of any jurisdiction outside of the United States or (y) any other Subsidiary with respect to which Agent shall agree otherwise in writing in its sole discretion, cause such new Subsidiary to either (at the election of Agent in its sole discretion) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iv)  except in the case of (x) any Subsidiary of any Borrower that is incorporated, formed or organized under the laws of any jurisdiction outside of the United States or (y) any other Subsidiary with respect to which Agent shall agree otherwise in writing in its sole discretion, cause the new Subsidiary to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents) resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be requested by the Agent, in each case, in form and substance satisfactory to the Agent.

(d)                                 Upon the request of Agent, Borrowers shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any material portion of the Collateral, or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Agent.  Borrowers shall timely and fully pay and perform its material obligations under all leases and other agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located.

Section 4.12                            Reserved.

Section 4.13                            Power of Attorney.  Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following:  (a)  endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers’ Accounts; (b) so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, execute in the name of Borrowers any schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Agent under this Agreement; (c) after the occurrence and during the continuance of an Event of Default, take any action Borrowers are required to take under this Agreement; (d) so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to perfect Agent’s security interest or Lien in any Collateral; (e) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to perfect Agent’s security interest or Lien in any Collateral or to enforce any Account or other Collateral, provided that Agent shall use its commercially reasonable efforts to notify Borrower Representative promptly upon any exercise by Agent of its powers of attorney under this clause (e) but provided further that, no failure by Agent to give any such notice shall result in any liability from Agent to any Credit Party nor have any adverse effect on the powers of attorney granted by Borrowers to Agent under this clause (e) or any actions taken by Agent pursuant to such powers of attorney prior to or after any such failure; and (f) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral.  This power of attorney shall be irrevocable and coupled with an interest.

Section 4.14                            Collateral Administration.  All data and other information relating to Collateral shall at all times be kept by Borrowers, at their respective principal offices and shall not be moved from such locations without (i) providing prior written notice to Agent, and (ii) obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld.

ARTICLE 5- NEGATIVE COVENANTS

Each Borrower agrees that, so long as any portion of the Loans is outstanding:

Section 5.1                                   Debt; Contingent Obligations.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 5.2                                   Liens.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3                                   Restricted Distributions.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution, except for Permitted Distributions.

Section 5.4                                   Restrictive Agreements.  No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents, the MidCap Credit Documents and any agreements for purchase money debt permitted under clause (c) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents or the MidCap Credit Documents) on the ability of any Subsidiary to: (i) pay or make Restricted Distributions to any Borrower or any Subsidiary; (ii) pay any Debt owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary.

Section 5.5                                   Payments and Modifications of Subordinated Debt.  (a) Borrower will not, and will not permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement, (b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement, (c) declare, pay, make or set aside any amount for payment in respect of any Subordinated Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto, or (d) amend or otherwise modify the terms of any such Subordinated Debt if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Subordinated Debt, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Subordinated Debt, (iii) change in a manner adverse to any Credit Party or Agent any event of default or add or make more restrictive any covenant with respect to such Subordinated Debt, (iv) change the prepayment provisions of such Subordiated Debt or any of the defined terms related thereto, (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to Borrower, any Subsidiaries, Agents or Lenders.  Borrower shall, prior to entering into any such amendment or modification, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy thereof.

(b)                                 No Borrower will, or will permit any Subsidiary to, directly or indirectly amend or otherwise modify the terms of the 2012 CardioNet Credit Agreement if the effect of such amendment or modification is to (i) increase the principal amount of the loans and advances outstanding thereunder and/or obtain any new loans or advances thereunder to the extent that after giving effect thereto the aggregate principal balance of all such loans and advances included therein at any time exceeds the amount of $20,000,000, (ii) change in a manner adverse to any Credit Party or Agent any event of default or add or make more restrictive any covenant with respect thereto, or (iii) change or amend any other term if such change or amendment would confer additional material rights on MidCap Agent in a manner adverse to Credit Parties, any Subsidiaries, Agents or Lenders.

Section 5.6                                   Consolidations, Mergers and Sales of Assets; Change in Control.  No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge or amalgamate with or into any other Person, except in connection with a Permitted Acquisition as permitted by Section 5.7 below, provided that, (x) in any such consolidation or merger or amalgamation by BioTelemetry, Inc. in connection with a Permitted Acquisition, BioTelemetry, Inc. shall be the surviving Person and (y) in any other such consolidation or merger or amalgamation by any other Borrower or Subsidiary in connection with a Permitted Acquisition, after giving effect to such Permitted Acquisition, the surviving Person shall be a wholly-owned Subsidiary of BioTelemetry, Inc. or CardioNet and shall be (or shall have become, pursuant to Section 4.11 hereof) a Borrower hereunder, or (b) consummate any Asset Dispositions other than Permitted Asset Dispositions.  No Borrower will suffer or permit to occur any Change in Control with respect to itself, any Subsidiary or any Guarantor.

Section 5.7                                   Purchase of Assets, Investments.  No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) acquire or enter into any agreement to acquire all or substantially all of the assets of any Person or of any line of business or business unit or asset group of any Person; (b) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (c) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than Permitted Investments; provided that, notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, Borrowers may enter into and close and consummate any Permitted Acquisition so long as all of the terms conditions set forth in definition of Permitted Acquisition have been fully complied with and satisfied as to such transaction.

Section 5.8                                   Transactions with Affiliates.  Except as otherwise disclosed on Schedule 5.8, and except for transactions that are disclosed to Agent in advance of being entered into and which contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower.  Notwithstanding anything to the contrary provided for in this Section 5.8 or otherwise in this Agreement, from and after the Closing Date, no Borrower shall make any intercompany loans to or other Investments in, nor otherwise transfer any assets to or enter into any transactions with, any Subsidiary that is not also a Borrower or a Guarantor, except that (x) any Borrower may continue to hold its Investments in any such Subsidiary existing as of the Closing Date, (y) such Subsidiaries may make Permitted Distributions to Borrowers, and (z) with respect to cardioCORE Lab Ltd., a company organized under the laws of England and Wales and a wholly-owned direct Subsidiary of cardioCORE Lab, Inc. (“cardioCORE UK”), Borrowers may make further intercompany loans to and Investments in cardioCORE UK after the Closing Date so long as the aggregate outstanding principal amount of all such intercompany loans plus the aggregate outstanding amount of all such Investments (net of any return of capital) made after the Closing Date shall not exceed $50,000 at any one time.

Section 5.9                                   Modification of Organizational Documents.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 5.10                            Modification of Certain Agreements.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case:  (a) is contrary to the terms of this Agreement or any other Financing Document; or (b) could reasonably be expected to be adverse to the rights, interests or privileges of the Agent or the Lenders or their ability to enforce the same  .  Each Borrower shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents, and such Borrower agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Agent.

Section 5.11                            Conduct of Business.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.11 and businesses reasonably related thereto in the healthcare industry.  No Borrower will, or will permit any Subsidiary to, other than in the ordinary course of business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts (including, without limitation, the amount and timing of finance charges, fees and write-offs).

Section 5.12                            Lease Payments.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments except in the ordinary course of business.

Section 5.13                            Limitation on Sale and Leaseback Transactions.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.14                            Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, establish any new Deposit Account or Securities Account without prior written notice to Agent, and, with respect to Deposit Accounts but subject to Section 7.4, unless Agent, such Borrower or such Subsidiary and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement (or, if applicable, with respect to only any Deposit Account into which proceeds of Accounts from Governmental Account Debtors are paid, a Deposit Account Restriction Agreement) prior to or concurrently with the establishment of such Deposit Account.  Borrowers represent and warrant that Schedule 5.14 lists all of the Deposit Accounts and Securities Accounts of each Borrower as of the Closing Date.  The provisions of this Section requiring Deposit Account Control Agreements shall not apply to Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees and identified to Agent by Borrowers as such; provided, however, that at all times that any Obligations remain outstanding, Borrower shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account.

Section 5.15                            Compliance with Anti-Terrorism Laws.  Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists.  Each Borrower shall immediately notify Agent if such Borrower has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  No Borrower will, or will permit any

Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

ARTICLE 6— [RESERVED]

ARTICLE 7- CONDITIONS

Section 7.1                                   Conditions to Closing.  The obligation of each Lender to enter into and become bound under this Agreement and the other Financing Documents and, if applicable make any initial Loans requested by Borrowers to be made on the Closing Date, shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist prepared by Agent or its counsel, each in form and substance satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders and their respective counsel in their sole discretion:

(a)                                 evidence of the consummation of the transactions (other than the funding of the Loan) contemplated by the Operative Documents including, without limitation, the funding of any and all investments contemplated by the Operative Documents;

(b)                                 the payment of all fees, expenses and other amounts due and payable under each Financing Document, including without limitation all costs of recording, appraisals, inspection, audit and reporting and all attorney’s fees incurred in connection with the negotiation, documentation and review of the Financing Documents;

(c)                                  since December 31, 2012, there has been no development, event, act, condition or occurrence of any nature that has occurred that has had or could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)                                 execution and delivery by MidCap Agent of the MidCap 2014 Joinder and Amendment and the Intercreditor Agreement; and

(e)                                  evidence that Borrowers have waived their right to recover from any other Borrower or Subsidiary any licensing fees, damages or other compensation or consideration in connection with past, present or future patent infringement (or related activity), including without limitation the infringement activity that was alleged in the MedNet Litigation.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document, each additional Operative Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 7.2                                   Conditions to Each Loan.  The obligation of the Lenders to make a Loan or an advance in respect of any Loan is subject to the satisfaction of the following additional conditions:

(a)                                 the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing;

(b)                                 the fact that (i) the representations and warranties of each Credit Party contained in the Financing Documents that are subject to materiality or Material Adverse Effect qualifications shall be true, correct and complete in all respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date, and (ii) the representations and warranties of each Credit Party contained in the Financing Documents that are not subject to materiality or Material Adverse Effect qualifications shall be true, correct and complete in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date;

(c)                                  the fact that no Material Adverse Effect shall have occurred and be continuing with respect to Borrowers or any Credit Party since the date of this Agreement; and

(d)                                 the continued compliance by Borrowers with all of the terms, covenants and conditions of Article 8 and, unless Agent shall elect otherwise from time to time, the absence of any fact, event or circumstance for which Borrower is required to give Agent notice under Article 8.

Each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section.

Section 7.3                                   Searches.  Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds:  (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.

Section 7.4                                   Post Closing Requirements.  Borrowers shall complete each of the post closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance satisfactory to Agent.

ARTICLE 8— REGULATORY MATTERS

Section 8.1                                   Additional Defined Terms.   The following additional definitions are hereby appended to Section 1.1 of this Agreement:

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA Compliant” shall mean that the applicable Person is in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA, and is not and could not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect such Person’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by such Person of the provisions of HIPAA.

Section 8.2                                   Representations and Warranties.  To induce Agent and Lenders to enter into this Agreement and to make credit accommodations contemplated hereby, Borrowers hereby represent and warrant that, all of the information regarding the Borrowers set forth in Schedule 8.2(a) is true, complete and correct, and that except as disclosed in Schedule 8.2(b), the following statements are true, complete and correct as of the date hereof, and Borrowers hereby covenant and agree to notify Agent within three (3) Business Days (but in any event prior to Borrowers submitting any requests for fundings of credit facility proceeds under this Agreement) following the occurrence of any facts, events or circumstances known to a Borrower, whether threatened, existing or pending, that would make any of the following representations and warranties untrue, incomplete or incorrect (together with such supporting data and information as shall be necessary to fully explain to Agent the scope and nature of the fact, event or circumstance), and shall provide to Agent within two (2) Business Days of Agent’s request, such additional information as Agent shall request regarding such disclosure:

(a)                                 Healthcare Permits.  Borrowers have (i) each Healthcare Permit and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self regulatory authorities and all courts and other tribunals necessary to engage in the ownership, management and operation of the businesses of Borrowers as they are conducted on the Closing Date or the assets of any Borrower, all of which such Healthcare Permits of Borrowers as of the Closing Date are listed on Schedule 8.2(a), and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Permit.  All such Healthcare Permits are valid and in full force and effect and Borrowers are in material compliance with the terms and conditions of all such Healthcare Permits, except where failure to be in such compliance or for a Healthcare Permit to be valid and in full force and effect would not have a Material Adverse Effect.

(b)                                 Participation Agreements/Provider Status/Cost Reports.

(i)                                     Other than a potential adverse determination for the Borrowers with respect to  the Pending CID and as disclosed on Schedule 3.6, there is no investigation, audit, claim review, or other action pending or, to the knowledge of any Borrower, threatened in writing which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Third Party Payor participation agreement or provider number or other Healthcare Permit or result in a Borrower’s exclusion from any Third Party Payor Program, nor has any Third Party Payor Program made any decision not to renew any participation agreement or provider agreement or other Healthcare Permit, nor have the Borrowers made any decision not to renew any participation agreement or provider agreement or other Healthcare Permit, nor is there any action pending or threatened in writing to impose material intermediate or alternative sanctions with respect to any Borrower.

(ii)                                  The Borrowers, and, to the knowledge of the Borrowers, their contractors, have properly and legally billed all intermediaries and Third Party Payors for services rendered and have maintained their records in all material respects to reflect such billing practices.  No funds relating to Borrowers are now, or, to the knowledge of Borrowers will be, withheld by any Third Party Payor.

(iii)                               Borrowers have the requisite participation agreement or provider number or other Healthcare Permit to bill the Medicare program and the respective Medicaid programs in the state or states in which such Borrowers operate (to the extent such Borrower participates in the Medicare or Medicaid program in such state or states) and all other Third Party Payor Programs (including, without limitation, Medicare) which have historically accounted for any material portion of the revenues of Borrowers.

(iv)                              All Medicare, Medicaid, and private insurance cost reports and financial reports submitted by the Borrowers are and will be materially accurate and complete and have not been and will not be misleading in any material respects.  Other than a potential adverse determination for the Borrowers with respect to the Pending CID and as disclosed on Schedule 3.6, no cost reports for the Borrowers remain “open” or unsettled and there are no current, pending or outstanding Medicare, Medicaid or other Third Party Payor Program reimbursement audits or appeals pending with respect to the Borrowers.

(c)                                  No Violation of Healthcare Laws.

(i)                                     Other than a potential adverse determination for the Borrowers with respect to  the Pending CID and as disclosed on Schedule 3.6, none of the Borrowers are in violation of any Healthcare Laws, except where any such violation would not have a Material Adverse Effect.

(ii)                                  Borrowers are HIPAA Compliant.

(d)                                 Proceedings.  Other than with respect to the Pending CID, no Borrower is subject to any proceeding, suit or, to Borrowers’ knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services):  (i) which may result in the imposition of a fine, alternative, interim or final sanction, a lower reimbursement rate for services rendered to eligible patients which has not been provided for on their respective financial statements, or which would have a Material Adverse Effect on any Borrower; (ii) which could result in the revocation, transfer, surrender, suspension or other impairment of the operating certificates, provider agreements or Healthcare Permits of any Borrower; (iii) which pertains to or requests any voluntary disclosure pertaining to a potential overpayment matter involving the submission of claims to such payor by a Borrower; or (iv) which pertains to any state or federal Medicare or Medicaid cost reports or claims filed by any Borrower (including, without limitation, any reimbursement audits), or any disallowance by any commission, board or agency in connection with any audit of such cost reports;

(e)                                  Ancillary Laws.  Borrowers have received no notice, and are not aware, of any violation of applicable antitrust laws, employment or landlord-tenant laws of any federal, state or local government or quasi-governmental body, agency, board or other authority with respect to the Borrowers.

(f)                                   Hill-Burton.  No Borrower is or will be a participant in any federal program whereby any federal, state or local government or quasi-governmental body, agency, board or other authority may have the right to recover funds by reason of the advance of federal funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.).

(g)                                  Fraud and Abuse.

(i)                                     Other than a potential adverse determination for the Borrowers with respect to  the Pending CID and as disclosed on Schedule 3.6, no Borrower has, or to its knowledge has been threatened to have, and to Borrowers’ knowledge, no owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Borrower has, engaged in any of the following:  (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under any Healthcare Laws; (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under any Healthcare Laws; (C) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under any Healthcare Laws on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (D) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (I) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Healthcare Laws, or (II) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by any Healthcare Laws; (E) presenting or causing to be presented a claim for reimbursement for services that is for an item or services that was known or should have been known to be (I) not provided as claimed, or (II) false or fraudulent; or (F) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to information required to be provided under 42 U.S.C. § 1320a-3.  All contractual arrangements to which Borrower is a party are in compliance with all Healthcare Laws.

(ii)                                  Other than with respect to the Pending CID and as disclosed on Schedule 3.6, no Borrower has been, or to its knowledge has been threatened to be, and no owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Borrower has been, or to its knowledge has been threatened to be:  (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty, or has been “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; (E) has been made a party to any other action by any governmental authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any law; or (F) was or has become subject to any federal, state, local governmental or private payor civil or criminal investigations or inquiries, proceedings, validation review, program integrity review or statement of charges involving and/or related to its compliance with Healthcare Laws or involving or threatening its participation in Medicare, Medicaid or other Third Party Payor Programs or its billing practices with respect thereto.

Section 8.3                                   [RESERVED]

Section 8.4                                   Healthcare Operations.

(a)                                 Borrower will:

(i)                                     timely file or caused to be timely filed (after giving effect to any extension duly obtained), all notifications, reports, submissions, Permit renewals and reports (other than cost reports as provided in Section 8.4(a)(ii) below) of every kind whatsoever required by Healthcare Laws (which reports will be materially accurate and complete in all respects and not misleading in any respect and shall not remain open or unsettled); and

(ii)                                  timely file or caused to be timely filed (after giving effect to any extension duly obtained), all cost reports required by Healthcare Laws, which reports shall be materially accurate and complete in all respects and not misleading in any material respect and which shall not remain open or unsettled, except in accordance with applicable settlement appeals procedures that are timely and diligently pursued and except for any processing delays of any Governmental Authority.

(b)                                 Borrower will maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the businesses of Borrowers as they are conducted on the Closing Date, all Healthcare Permits necessary under Healthcare Laws to carry on the businesses of Borrowers as they are conducted on the Closing Date.

(c)                                  Borrower will not suffer or permit to occur any of the following:

(i)                                     any transfer of a Healthcare Permit or rights thereunder to any Person (other than Borrowers or Agent);

(ii)                                  any pledge or hypothecation of any Healthcare Permit as collateral security for any indebtedness other than indebtedness to Agent;

(iii)                               any rescission, withdrawal, revocation, amendment or modification of or other alteration to the nature, tenor or scope of any Healthcare Permit without Agent’s prior written consent;

(iv)                              [RESERVED];

(v)                                 [RESERVED]; or

(vi)                              any fact, event or circumstance for which notice to Agent is required under Section 8.2.

(d)                                 Borrower will maintain a corporate health care regulatory compliance program (“CCP”) which includes at least the following components and allows Agent and/or any outside consultants from time to time to review such CCP:  (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including, without limitation, publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (vi) mechanisms to immediately respond to detected violations of the CCP.

(e)                                  Borrower will at all times be HIPAA Compliant.

Section 8.5                                   Third Party Payor Programs.  No Borrower, shall, other than in the ordinary course of business, materially change the terms of any Third Party Payor Programs or its normal billing payment and reimbursement policies and procedures with respect thereto (including, without limitation, the amount and timing of finance charges, fees and write-offs). Borrowers will (a) maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the businesses of Borrowers as they are conducted on the Closing Date, all Healthcare Permits necessary under Healthcare Laws to continue to receive reimbursement under all Third Party Payor Programs in which any Borrower participates as of the date of this Agreement, and (b) provide to Agent upon reasonable request, an accurate, complete and current list of all participation agreements with Third Party Payors with respect to the business of Borrowers.  Borrowers shall at all times comply with all requirements, contracts, conditions and stipulations applicable to Borrowers in order to maintain in good standing and without default or limitation all such participation agreements.

Section 8.6                                   Cures.    If there shall occur any fact, event or circumstance for which Borrowers are required to give Agent notice under Section 8.2 above after the Closing Date, Borrowers shall take such action as is necessary to validly challenge or otherwise appropriately respond to such fact, event or circumstance within any timeframe required by applicable Healthcare Laws, and shall thereafter diligently pursue the same to a favorable conclusion, all to the effect that the fact, event or circumstance giving rise to Borrowers’ notice obligation under Section 8.2 shall be dismissed, rescinded, eliminated and otherwise cease to exist on that date which is the earlier to occur of (a) sixty (60) days after the date any Borrower or any of its Affiliates became aware of such fact, event or circumstance, or (b) the expiration of any cure period given under applicable Healthcare Laws; provided, however, that Borrowers will not permit to exist or occur any fact, event or circumstance which could cause any representation or warranty in the following subsections of Section 8.2 to be materially untrue, incomplete or incorrect or which could trigger an disclosure obligation under such subsections of Section 8.2:  (a), (b)(i) and (g).

ARTICLE 9- SECURITY AGREEMENT

Section 9.1                                   Generally.   As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, Borrowers hereby assign and grant to Agent, for the benefit of itself and Lenders, a continuing Lien on and security interest in, upon, and to the personal property set forth on Schedule 9.1 attached hereto and made a part hereof.  Notwithstanding anything to the contrary contained herein, no Excluded Property shall constitute Collateral under this Agreement.

Section 9.2                                   Representations and Warranties and Covenants Relating to Collateral.

(a)                                 Schedule 9.2 sets forth (i) each chief executive office and principal place of business of each Borrower and each of their respective Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of

Borrowers regarding any of the Collateral are kept, which such Schedule 9.2 indicates in each case which Borrower(s) have Collateral and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Borrowers(s), indicates the nature of such location (e.g., leased business location operated by Borrower(s), third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.  Except for duplicate records maintained at one or more additional locations set forth on Schedule 9.2 relating to specifically to goods sold or services provided from such respective locations, all of the books and records of all Borrowers relating to the Accounts of all Borrowers are maintained at the chief executive office and principal place of business of BioTelemetry, Inc. or CardioNet indicated on Schedule 9.2.

(b)                                 Without limiting the generality of Section 3.2, and except for the filing of financing statements under the UCC, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Borrower to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any agreement between any Borrower and any other Person relating to any such collateral.

(c)                                  As of the Closing Date, no Borrower has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents (other than equity interests in any Subsidiaries of such Borrower disclosed on Schedule 3.4) and Borrowers shall give notice to Agent promptly (but in any event not later than the delivery by Borrowers of the next quarterly Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Borrower of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, and documents.  No Person other than MidCap Agent, Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Borrowers is maintained).

(d)                                 Borrowers shall not, and shall not permit any Credit Party to, take any of the following actions or make any of the following changes unless Borrowers have given at least thirty (30) days prior written notice to Agent of Borrowers’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral:  (i) change the legal name or organizational identification number of any Borrower as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or Credit Party, or change the type of entity that it is, or (iii) change its chief executive office, principal place of business, or the location of its records concerning the Collateral or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules.

(e)                                  Borrowers shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the ordinary course of business, made while no Default or Event of Default exists and in amounts which are not material with respect to the Account) without the prior written consent of Agent.  Subject to the 2012 CardioNet Credit Agreement and without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to:  (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of Accounts.

(f)                                   Without limiting the generality of Sections 9.2(c) and 9.2(e):

(i)                                     Upon request by Agent, Borrowers shall deliver to Agent all tangible Chattel Paper and all Instruments and documents owned by any Borrower and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent.  Borrowers shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper owned by any Borrower and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC.  Borrowers also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments.  Borrowers will mark conspicuously all such Chattel Paper and all such Instruments and documents with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents.  Borrowers shall comply with all the provisions of Section 5.14 with respect to the Deposit Accounts and Securities Accounts of Borrowers.

(ii)                                  Upon request by Agent, Borrowers shall deliver to Agent all letters of credit on which any Borrower is the beneficiary and which give rise to letter of credit rights owned by such Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent.  Borrowers shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Agent.

(iii)                               Borrowers shall promptly (and in any event within three (3) Business Days) advise Agent upon any Borrower becoming aware that it has any interests in any commercial tort claim that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrowers shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(iv)                              Except for Accounts held by MidCap Agent under the 2012 CardioNet Credit Agreement and Accounts and Inventory in an aggregate amount of $25,000, no Accounts or Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Borrowers’ agents or processors without prior written notice to Agent and the receipt by Agent, if Agent has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) satisfactory to Agent prior to the commencement of such possession or control.  Borrower has notified Agent that Inventory is currently located at the locations set forth on Schedule 9.2.  Borrowers shall, upon the request of Agent, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Agent’s benefit.

(v)                                 Borrowers shall cause all equipment and other tangible Personal Property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end.  Upon request of Agent, Borrowers shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible Personal Property and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership.  Borrowers shall not permit any such tangible Personal Property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.

(vi)                              Each Borrower hereby authorizes Agent to file without the signature of such Borrower one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as described on Schedule 9.1  now owned or hereafter acquired), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral.  Each Borrower also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(vii)                           As of the Closing Date, no Borrower holds, and after the Closing Date Borrowers shall promptly notify Agent in writing upon creation or acquisition by any Borrower of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof (but excluding any claim under Medicare, Medicaid and TRICARE), the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law.  Upon the request of Agent, Borrowers shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.

(viii)                        Borrowers shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

Section 9.3                                   Intercreditor Agreement.  Notwithstanding anything in this Agreement to the contrary, the parties hereto agree and acknowledge that, (x) the rights of Agent and Lenders and obligations of each Borrower hereunder are subject to the terms and conditions of the Intercreditor Agreement, (y) to the extent that CardioNet or Biotelemetry is required to deliver, endorse, pay over or otherwise provide possession or control over any of the Collateral or any proceeds thereof to the Agent under this Agreement, such obligations shall be subject to the rights of the MidCap Agent to such Collateral and proceeds as set forth in the Intercreditor Agreement, and (z) any representation, warranty or covenant by any Borrower under this Agreement that the Collateral is not and shall not be subject to any liens, encumbrances or other restrictions, shall specifically be qualified by the liens and rights of the MidCap Agent for the benefit of the MidCap Creditors with respect to the Collateral pursuant to the MidCap Credit Documents and as set forth in the Intercreditor Agreement; provided (A) the foregoing limitations and qualifications as to this Agreement shall be effective solely to recognize the rights of the MidCap Agent and the other MidCap Creditors and shall not otherwise impair the pledge and security interests granted by any Borrower to the Agent pursuant to this Agreement, and (B) the parties hereto acknowledge that upon the ABL Obligations Payment Date as defined in the Intercreditor Agreement, the limitations and qualifications as to this Agreement set forth in this paragraph shall be of no further force or effect and each Borrower covenants to take all such actions set forth in this Agreement and necessary to give effect to the provisions of this Agreement.

ARTICLE 10- EVENTS OF DEFAULT

Section 10.1                            Events of Default.  For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a)                                 (i) any Borrower shall fail to pay when due any principal of any Loan, (ii) any Borrower shall fail to pay any within three (3) Business Days after the same shall become due, any interest, premium, fee or other Obligations under any Financing Document or any other amount payable under any Financing Document, (iii) there shall occur any default in the performance of or compliance with any of the following sections of this Agreement:  Section 2.11, Section 4.2(b), Section 4.4(c), Section 4.6, Article 5 and Section 7.4, or (iii) there shall occur any default in the performance of or compliance with Section 4.1 or Article 6 (to the extent of any covenants provided from time to time in such Article 6) of this Agreement, and Borrower Representative has received written notice from Agent or Required Lenders of such default;

(b)                                 any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within fifteen (15) Business Days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Borrower or any other Credit Party of such default;

(c)                                  any representation, warranty, or certification made by any Credit Party in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(d)                                 (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt  (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt to cause such Debt or other liabilities having an individual principal amount in excess of $1,000,000 or having an aggregate principal amount in excess of $1,000,000 to become or be declared due prior to its stated maturity, or (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations, if the effect of such occurrence is to cause or to permit the holder or holders of any such Subordinated Debt to cause such Subordinated Debt to become or be declared due prior to its stated maturity, or the occurrence of any other event that would require the payment or prepayment of any Subordinated Debt under the terms of the applicable Subordinated Debt Documents (but only to the extent such payment or prepayment of the Subordinated Debt would be prohibited under the applicable Subordination Agreement);

(e)                                  any Credit Party or any Subsidiary of a Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(f)                                   an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Borrower under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;

(g)                                  (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $200,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000;

(h)                                 one or more final judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $500,000 shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(i)                                     any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall assert any of the forgoing and/or contest the validity or perfection of any such Lien created by any of the Security Documents;

(j)                                    the indictment of any Credit Party by any Governmental Authority on any criminal felony charges or criminal charges for any crime of fraud or other crime of moral turpitude;

(k)                                 a default or event of default occurs under any Guarantee of any portion of the Obligations or under the 2012 CardioNet Credit Agreement;

(l)                                     any Borrower makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such Subordination Agreement;

(m)                             if any Borrower is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, (i) such equity fails to remain publicly traded on and registered with a public securities exchange, or (ii) such Borrower fails to remain registered with the SEC;

(n)                                 the occurrence of any development, event, act, condition or occurrence of any nature that has had, either individually or in the aggregate, a Material Adverse Effect, if such default shall have continued unremedied for a period of ten (10) days after written notice from Agent; or

(o)                                 the imposition of a fine against or the creation of any liability of any Credit Party to any Governmental Authority under any Healthcare Law in excess of $1,000,000.00 (other than in connection with the Pending CID).

Notwithstanding the foregoing, if a Credit Party fails to comply with any same provision of this Agreement two (2) times in any twelve (12) month period and Agent has given to Borrower Representative in connection with each such failure any notice to which Borrowers would be entitled under this Section before such failure could become an Event of Default, then all subsequent failures by a Credit Party to comply with such provision of this Agreement shall effect an immediate Event of Default (without the expiration of any applicable cure period) with respect to all subsequent failures by a Credit Party to comply with such provision of this Agreement, and Agent thereupon may exercise any remedy set forth in this Article 10 without affording Borrowers any opportunity to cure such Event of Default.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 10.2                            Acceleration and Suspension or Termination of Loan Commitment.  Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the obligations of Agent and the Lenders to make any additional advances, and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Borrower or any other act by Agent or the Lenders, the Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 10.3                            UCC Remedies.

(a)                                 Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:

(i)                                     the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii)                                  the right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);

(iii)                               the right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;

(iv)                              the right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Borrower; and/or

(v)                                 the right to enforce Borrowers’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and out-of-pocket expenses, including reasonable attorneys’ fees, to Borrowers, and (ii) the right, in the name of Agent or any designee of Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Borrowers’ compliance with applicable Laws.  Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process.  Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Borrowers’ affairs, all of which contacts Borrowers hereby irrevocably authorize.

(b)                                 Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrowers.  At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released.  Each Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral.  Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.  Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  Agent may sell the Collateral without giving any warranties as to the Collateral.  Agent may specifically disclaim any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  If Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c)                                  Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.

(d)                                 Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Borrowers’ rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent’s and each Lender’s benefit.

Section 10.4                            [RESERVED]

Section 10.5                            Default Rate of Interest.  At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are three percent (3.0%) per annum in excess of the rates otherwise payable under this Agreement (provided that, in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender).

Section 10.6                            Setoff Rights.  During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations.  Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.

Section 10.7                            Application of Proceeds.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b)                                 Following the occurrence and continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order:  first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents.  Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.

Section 10.8                            Waivers.

(a)                                 Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives:  (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws.  Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b)                                 Each Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c)                                  To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Borrowers to comply with all such requirements.  Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents.  Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment.  The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d)                                 Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Agent and

Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.

(e)                                  Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents.  In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances:  (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect.  Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f)                                   To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 10.9                            Injunctive Relief.  The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein.  However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.  Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief.  By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

Section 10.10                     Marshalling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that Borrower makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

ARTICLE 11- AGENT

Section 11.1                            Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.  Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders.  The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party.  Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.

Section 11.2                            Agent and Affiliates.  Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 11.3                            Action by Agent.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4                            Consultation with Experts.  Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5                            Liability of Agent.  Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party.  Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 11.6                            Indemnification.  Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 11.7                            Right to Request and Act on Instructions.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8                            Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9                            Collateral Matters.  Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Loan and payment in full of all Obligations; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) release or subordinate any Lien granted to or held by Agent under any Security Document constituting personal property described herein (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible

Officer as to the identification of any personal property described herein).  Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

Section 11.10                     Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11                     Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will notify each Lender of its receipt of any such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12                     Assignment by Agent; Resignation of Agent; Successor Agent.

(a)                                 Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of the Lenders or Borrowers.  Following any such assignment, Agent shall give notice to the Lenders and Borrowers.  An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b)                                 Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.

(c)                                  Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor.  After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

Section 11.13                     Payment and Sharing of Payment.

(a)                                 Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i)                                     Agent shall have the right, on behalf of Lenders to disburse funds to Borrowers for all Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement.  Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender will fund its Pro Rata Share of all Loans requested by Borrowers.  Each Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses the same to a Borrower.  If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of the Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Loan, and each such Lender shall pay Agent on such date such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Agent to Lenders from time to time.  If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent.  Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Loans.  Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii)                                  On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, facsimile or e-mail of the amount of each such Lender’s percentage interest of the Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date.  In the event that payments are necessary to adjust the amount of such Lender’s actual percentage interest of the Loans to such Lender’s required percentage interest of the Loan balance as of any Settlement Date, the Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment.  Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever.  In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Loans.

(iii)                               On each Settlement Date, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s percentage interest of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan, to the extent of such Lender’s Loan Exposure with respect thereto, and shall make payment to such Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.

(iv)                              On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Loans to Borrowers in a timely manner on such date.  If Agent elects to advance the initial Loans to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Loans unless Agent receives such Lender’s Pro Rata Share of such Loans before 3:00 p.m. (Eastern time) on the Closing Date.

(v)                                 It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Payment Account to the outstanding Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.

(vi)                              The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.

(b)                                 [RESERVED]

(c)                                  Return of Payments.

(i)                                     If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)                                  If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)                                 Defaulted Lenders.  The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(e)                                  Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation).  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

Section 11.14                     Right to Perform, Preserve and Protect.  If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense.  Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations.  Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14.  Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.

Section 11.15                     Additional Titled Agents.  Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents.  Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any

Lender.  At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 11.16                     Amendments and Waivers.

(a)                                 No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b).

(b)                                 In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i)                                     if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or

(ii)                                  if the rights or duties of Agent are affected thereby, by Agent;

provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(b)(ii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.

Section 11.17                     Assignments and Participations.

(a)                                 Assignments.

(i)                                     Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder.  Except as Agent may otherwise agree, the amount of any such assignment

(determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above.  Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii)                                  From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1).  Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender).  Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(iii)                               Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Philadelphia, Pennsylvania a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof.  The entries in such register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(iv)                              Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v)                                 Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”).  At any time when the Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a).  Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service.  With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service.  Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

(b)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(c)                                  Replacement of Lenders.  Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(d), which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, the Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender.  In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) or Section 2.8(d), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment.  In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this

Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Borrowers, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a).  Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.

(d)                                 Credit Party Assignments.  No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

Section 11.18                     Reserved.

Section 11.19                     Buy-Out Upon Refinancing.  Bancorp shall have the right to purchase from the other Lenders all of their respective interests in the Loan at par in connection with any refinancing of the Loan upon one or more new economic terms, but which refinancing is structured as an amendment and restatement of the Loan rather than a payoff of the Loan.

Section 11.20                     Definitions.  As used in this Article 11, the following terms have the following meanings:

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and consistent with past practices, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Assignment Agreement” means an assignment agreement in form and substance acceptable to Agent.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any Person (other than a natural person) that is acquiring a Lender or all or substantially all of such Lender’s asset-based loan portfolio, and (e) any other Person (other than a natural person) approved by (i) Agent and (ii) unless a Default or an Event of Default has occurred and is continuing, Borrower (each such approval of Borrower not to be unreasonably withheld, conditioned or delayed); provided, however, that notwithstanding the foregoing, (x) “Eligible Assignee” shall not include any Borrower or any of a Borrower’s Affiliates.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and

(b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

ARTICLE 12- MISCELLANEOUS

Section 12.1                            Survival.  All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents.  The provisions of Section 2.9 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 12.2                            No Waivers.  No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.  Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3                            Notices.

(a)                                 All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 12.3(b) and (c).  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 12.3(a).

(b)                                 Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication.  The Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c)                                  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 12.4                            Severability.  In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5                            Headings.  Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.6                            Confidentiality.

(a)                                 Each Credit Party agrees (i) not to transmit or disclose provisions of any Financing Document to any Person (other than to Borrowers’ advisors and officers on a need-to-know basis or as otherwise may be required by Law) without Agent’s prior written consent, (ii) to inform all Persons of the confidential nature of the Financing Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions.

(b)                                 Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, the Agent or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, or in connection with any enforcement of, or any exercise of rights and remedies with respect to any Collateral, (iv) as may be required in connection with the examination, audit or similar investigation of such Person, and (v) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans.  Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either:  (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information.  The obligations of Agent and Lenders under this Section 12.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Section 12.7                            Waiver of Consequential and Other Damages.  To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.8                            GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a)                                 THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b)                                 EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF PHILADELPHIA OR MONTGOMERY, COMMONWEALTH OF PENNSYLVANIA AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

(c)                                  Each Borrower, Agent and each Lender agree that each Loan (including those made on the Closing Date) shall be deemed to be made in, and the transactions contemplated hereunder and in any other Financing Document shall be deemed to have been performed in, the Commonwealth of Pennsylvania.

Section 12.9                            WAIVER OF JURY TRIAL.   (a) EACH BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH BORROWER, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT

IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

(b)                                 In the event any such action or proceeding is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in Section 12.9(a) hereof is determined or held to be ineffective or unenforceable, the parties agree that all actions or proceedings shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Los Angeles County, California.  Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding.   In the event any actions or proceedings are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by Law notwithstanding that all actions or proceedings are otherwise subject to resolution by judicial reference.

Section 12.10                     Publication; Advertisement.

(a)                                 Publication.  No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Bancorp or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with Bancorp’s prior written consent.

(b)                                 Advertisement.  Each Lender and each Credit Party hereby authorizes Bancorp to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Bancorp elects to submit for publication.  In addition, each Lender and each Credit Party agrees that Bancorp may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  With respect to any of the foregoing, Bancorp shall provide Borrowers with an opportunity to review and confer with Bancorp regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Bancorp may, from time to time, publish such information in any media form desired by Bancorp, until such time that Borrowers shall have requested Bancorp cease any such further publication.

Section 12.11                     Counterparts; Integration.  This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto.  This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 12.12                     No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 12.13                     Lender Approvals.  Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 12.14                     Expenses; Indemnity

(a)                                 Borrowers hereby agree to promptly pay (i) all costs and out-of-pocket expenses of Agent (including, without limitation, the reasonable fees, costs and out-of-pocket expenses  of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Document, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all costs and out-of-pocket expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all reasonable costs and out-of-pocket expenses of Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all reasonable costs and out-of-pocket expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto.  If Agent or any Lender uses in-house counsel for any of these purposes, Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent or such Lender for the work performed.

(b)                                 Each Borrower hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable and out-of-pocket expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrower, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans, except that Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

(c)                                  Notwithstanding anything to the contrary provided for in the foregoing provisions of this Section 12.14 or any other provision of this Agreement or any other Financing Document, no provision hereof or of any other Financing Document purporting to limit Borrowers’ liabilities and indemnity obligations with respect to any fees and expenses of Agent to the “out-of-pocket expenses” of Agent shall be effective to limit Borrowers’ liabilities and indemnity obligations for, and Borrowers shall promptly pay:  (x) all fees and expenses of Agent in connection with any audits, inspections, valuation and appraisals conducted in accordance with Section 4.6 hereof (to the extent of Borrowers’ liability for such fees and expenses as provided for in Section 2.2(b) hereof), including all such fees and expenses allocated in accordance with Agent’s standard practices as in effect from time to time to any in-house auditors or inspectors or other employees of Agent, and (y) all legal fees and expenses in connection with any matter for which Borrowers’ are liable under the Financing Documents for Agent’s legal expenses allocated in accordance with Agent’s standard practices as in effect from time to time to Agent’s in-house counsel.

(d)                                 Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 12.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWERS OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(e)                                  Each Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, hereby further specifically waives any rights that it may have under Section 1542 of the California Civil Code (to the extent applicable), which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST

HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,” and further waives any similar rights under applicable Laws.

Section 12.15                     [RESERVED]

Section 12.16                     Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 12.17                     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.

Section 12.18                     USA PATRIOT Act Notification.  Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrower and such other information that will allow Agent or such Lender, as applicable, to identify Borrowers in accordance with the USA PATRIOT Act.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

(Signature Page to Credit and Security Agreement)

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an agreement executed under seal, each of the parties have caused this Agreement to be executed under seal the day and year first above mentioned.

BORROWERS:	CARDIONET, LLC

	By:	/s/ Peter Ferola
	Name:	Peter Ferola
	Title:	Secretary

BIOTELEMETRY, INC.

	By:	/s/ Peter Ferola
	Name:	Peter Ferola
	Title:	Senior Vice President and Secretary

BRAEMAR MANUFACTURING, LLC

	By:	/s/ Peter Ferola
	Name:	Peter Ferola
	Title:	Vice President and Secretary

CARDIOCORE LAB, LLC

	By:	/s/ Peter Ferola
	Name:	Peter Ferola
	Title:	Vice President and Secretary

ECG MEDICAL & SCANNING SERVICES LLC

	By:	/s/ Peter Ferola
	Name Name:	Peter Ferola
	Title:	Vice President and Secretary

HEARTCARE CORPORATION OF AMERICA, INC.

	By:	/s/ Peter Ferola
	Name:	Peter Ferola
	Title:	Secretary

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

(Signature Page to Credit and Security Agreement)

MEDNET HEALTHCARE TECHNOLOGIES, INC.

By:	/s/ Peter Ferola
Name:	Peter Ferola
Title:	Secretary

UNIVERSAL MEDICAL, INC.

By:	/s/ Peter Ferola
Name:	Peter Ferola
Title:	Secretary

UNIVERSAL MEDICAL LABORATORY, INC.

By:	/s/ Peter Ferola
Name:	Peter Ferola
Title:	Secretary

Notice Address for all Borrowers:

c/o CardioNet, LLC
1000 Cedar Hollow Road, Suite 102
Malvern, PA 19355
Attn: Heather Getz
Facsimile:
E-Mail: hgetz@cardionet.com

with a copy to:

Greenberg Traurig, LLP
One International Place
Boston, MA 02110
Attn: William C. Donovan
Facsimile: 617-310-6001
E-Mail: donovanw@gtlaw.com

(Signature Page to Credit and Security Agreement)

AGENT:	THE BANCORP BANK, as Agent

	By:	/s/ Daniel T. Sacho
	Name:	Daniel T. Sacho
	Title:	EVP

Address:

1818 Market Street, 28th Floor
Philadelphia, Pennsylvania
Attn: Dan Sacho
Facsimile: 302-791-5684

With a copy to:

Ledgewood, a professional corporation
1900 Market Street, Suite 750
Philadelphia, Pennsylvania 19103
Attn: David Mallenbaum
Facsimile: 215-735-2513

Payment Account Designation:

[To Be Completed]

(Signature Page to Credit and Security Agreement)

LENDER:	THE BANCORP BANK, as Lender

	By:	/s/ Daniel T. Sacho
	Name:	Daniel T. Sacho
	Title:	EVP

Address:

1818 Market Street, 28th Floor
Philadelphia, Pennsylvania
Attn: Dan Sacho
Facsimile: 302-791-5684

With a copy to:

Ledgewood, a professional corporation
1900 Market Street, Suite 750
Philadelphia, Pennsylvania 19103
Attn: David Mallenbaum
Facsimile: 215-735-2513

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	Commitment Annex

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Compliance Certificate

SCHEDULES

Schedule 3.1	Names, Existence, Organizational ID #s, Foreign Qualification, Prior Names
Schedule 3.4	Capitalization and Subsidiaries
Schedule 3.6	Litigation
Schedule 3.17	Material Contracts
Schedule 3.18	Environmental Compliance
Schedule 3.19	Intellectual Property
Schedule 4.4	Insurance
Schedule 4.9	Litigation, Governmental Proceedings and Other Notice Events
Schedule 5.1	Debt; Contingent Obligations
Schedule 5.2	Liens
Schedule 5.7	Permitted Investments
Schedule 5.8	Affiliate Transactions
Schedule 5.11	Business Description
Schedule 5.14	Deposit Accounts and Securities Accounts
Schedule 7.4	Post-Closing Obligations
Schedule 8.2(a)	Licensing
Schedule 8.2(b)	Exceptions to Healthcare Representations and Warranties
Schedule 9.1	Collateral
Schedule 9.2	Location of Collateral

Annex A to Credit Agreement (Commitment Annex)

Lender	Loan Commitment Amount	Loan Commitment Percentage

The Bancorp Bank	$9,830,000	100%

TOTALS:	$9,830,000	100%

Exhibit A to Credit Agreement (Reserved)

Exhibit B to Credit Agreement (Form of Compliance Certificate)

COMPLIANCE CERTIFICATE

This Compliance Certificate is given by                                 , a Responsible Officer of BIOTELEMETRY, INC. (the “Borrower Representative”), pursuant to that certain Credit and Security Agreement dated as of February   , 2014 among the Borrower Representative, CardioNet, LLC, Braemar Manufacturing, LLC, Cardiocore Lab, LLC, Heartcare Corporation of America, Inc., Mednet Healthcare Technologies, Inc., Universal Medical, Inc., Universal Medical Laboratory, Inc., and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), The Bancorp Bank, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders that:

(a)                                 the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrowers and their Consolidated Subsidiaries as of the dates and the accounting period covered by such financial statements;

(b)                                 I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers and their Consolidated Subsidiaries during the accounting period covered by such financial statements, and such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, are undertaking and propose to take with respect thereto;

(c)                                  (1)except as noted on Schedule 2 attached hereto, Schedule 9.2 to the Credit Agreement (as updated pursuant to Section 9.2(d)) contains a complete and accurate list of all business locations of Borrowers and Guarantors and all names under which Borrowers currently conduct business; Schedule 2 specifically notes any changes in the names under which Borrowers or any Guarantors conduct business;

(d)                                 except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of (i) any federal or state tax liens having been filed against the Borrowers, Guarantors or any Collateral, or (ii) any failure of the Borrowers or any Guarantors to make required payments of withholding or other tax obligations of the Borrowers or any Guarantors during the accounting period to which the attached statements pertain or any subsequent period;

(e)                                  Schedule 5.14 to the Credit Agreement (as updated by any notice of new Deposit Accounts or Securities Accounts given by Borrowers to Agent after the Closing Date pursuant to Section

(1)  Paragraphs (c) through (h) to be included only in Compliance Certificates delivered in connection with quarterly or annual financial statements.

1

5.14) contains a complete and accurate statement of all Deposit Accounts or Securities Accounts maintained by Borrowers or any Guarantors;

(f)                                   except as noted on Schedule 4 attached hereto, no Borrower or Guarantor has acquired, by purchase, by the approval or granting of any application for registration (whether or not such application was previously disclosed to Agent by Borrowers) or otherwise, any Intellectual Property that is registered with any United States or foreign Governmental Authority, or has filed with any such United States or foreign Governmental Authority, any new application for the registration of any Intellectual Property, or acquired rights under a license as a licensee with respect to any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person, that has not previously been reported to Agent on Schedule 3.17 to the Credit Agreement or any Schedule 4 to any previous Compliance Certificate delivered by the Company to Agent;

(f)                                   except as noted on Schedule 5 attached hereto, no Borrower or Guarantor has acquired, by purchase or otherwise, any Chattel Paper, Letter of Credit Rights, Instruments, Documents or Investment Property that has not previously been reported to Agent on any Schedule 5 to any previous Compliance Certificate delivered by Borrower Representative to Agent; and

(h)                                 except as noted on Schedule 6 attached hereto, no Borrower or Guarantor is aware of any commercial tort claim that has not previously been reported to Agent on any Schedule 6 to any previous Compliance Certificate delivered by Borrower Representative to Agent; and

The foregoing certifications and computations are made as of                           , 201    (end of month) and as of                         , 201    .

Sincerely,

BIOTELEMETRY, INC.

By:
Name:
Title:

2

Schedule 7.4 — Post Closing Requirements

Borrowers shall satisfy and complete each of the following obligations, or provide Agent each of the items listed below, as applicable, on or before the date indicated below, all to the satisfaction of Agent in its sole and absolute discretion:

1.                                      No later than May 21, 2014, Borrowers shall deliver to Agent a Deposit Account Control Agreement or Deposit Account Restriction Agreement (as applicable), each in form and substance reasonably satisfactory to Agent, with respect to each Lockbox, Lockbox Account and other Deposit Accounts of Borrowers as required pursuant to Section 2.11 and Section 5.14 hereof, duly executed and delivered in each case by the applicable Borrower(s) and the applicable Lockbox Bank; provided that such Deposit Account Control Agreement shall be four-way to include MidCap Agent for those accounts established for the proceeds of accounts receivable.

2.                                      By no later than sixty (60) days following the Closing Date, Borrowers shall use commercially reasonable efforts to deliver to Agent a landlord’s waiver and access agreement in a form reasonably acceptable to Agent with respect to (i) Borrowers’ corporate headquarters location in Malvern, PA, (ii) Borrowers’ business location in Eagan, MI (iii) Borrowers’ business location in San Diego, CA; (iv) Borrower’s business located in Ewing, NJ; (v) Borrowers’ business location in Chester, PA; (vi) Borrowers’ business location in Phoenix, AZ; and (vii) Borrowers’ business location in Edina, MN; provided, however, that in the event Borrowers are unable to deliver any such landlord’s waiver and access agreement by such deadline despite Borrowers’ having made commercially reasonable efforts to do so, Agent may extend such deadline for up to thirty (30) additional days (or as it deems appropriate in its commercially reasonably and good faith discretion) to allow Borrowers’ to complete such delivery.

3.                                      No later than thirty (30) days following the date hereof (as such deadline may be extended by Agent in its sole and absolute discretion), Borrowers shall deliver to Agent updated insurance certificates issued by Borrowers’ insurance brokers in favor of Agent with respect to the insurance policies of all Borrowers (including Joining Borrowers) as required by Section 4.4 of this Agreement and updated lender loss payee endorsements and/or additional insured endorsements (as applicable) from Borrowers’ applicable insurers in favor with respect to the property/casualty insurance policies of all Borrowers (including Joining Borrowers).

Borrower’s failure to complete and satisfy any of the above obligations on or before the date indicated above, or Borrower’s failure to deliver any of the above listed items on or before the date indicated above, shall constitute an immediate and automatic Event of Default.

Schedule 9.1 — Collateral

The Collateral consists of all of Borrower’s assets, including without limitation, all of Borrower’s right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising:

(a)                     all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, furniture, machinery, other Tangible Assets, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, Instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, Deposit Accounts, Securities Accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;

(b)                     the issued and outstanding shares of stock or membership interests in each of the Pledged Entities, together with related rights and interests as pledged under each of the Pledge Agreements.

(c)                      all of Borrowers’ books and records relating to any of the foregoing; and

(d)                     any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property of any Borrower, whether now owned or hereafter acquired, nor any proceeds of such Intellectual Property (such Intellectual Property and the proceeds of such Intellectual Property, the “Excluded Property”)

With respect to Bancorp Collateral, Borrowers covenant and agree that Agent shall have first priority in lien and right of payment on all Term Debt Priority Capital, as such term is defined in the Intercreditor Agreement.

Further notwithstanding the foregoing, nor anything to the contrary provided for in any other Financing Document, in the case of any Subsidiary of any Borrower that is incorporated, formed or organized under the laws of any jurisdiction outside of the United States, the pledges, security interests and other Liens created in favor of and granted to Agent by such Borrower pursuant to this Agreement or any other Financing Document with respect to the equity interests of any such foreign Subsidiary shall be limited to and shall in no event exceed (x) 65% of the total outstanding equity interests of any class of such foreign Subsidiary possessing any voting rights and (y) 100% of the total outstanding equity interests of any class of such foreign Subsidiary that constitutes non-voting equity interests.